Execution Copy

$31,000,000 CREDIT FACILITY

CREDIT AGREEMENT

Dated as of February 11, 2011

by and among

BLACK CREEK SHIPPING COMPANY, INC.,

as the Borrower,

THE OTHER PERSONS PARTY HERETO THAT ARE
DESIGNATED AS CREDIT PARTIES,

GENERAL ELECTRIC CAPITAL CORPORATION
for itself, as a Lender and as Agent for all Lenders,

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders

TABLE OF CONTENTS

ARTICLE I	THE CREDITS	1
1.1.	The Term Loan	1
1.2.	Notes	2
1.3.	Interest.	2
1.4.	Loan Accounts.	2
1.5.	Conversion and Continuation Elections.	3
1.6.	Optional Prepayments.	4
1.7.	Mandatory Prepayments of Loans and Commitment Reductions.	4
1.8.	Fees	6
1.9.	Payments by the Borrower.	6
1.10.	Settlement; Non-Funding Lenders.	7
1.11.	Increases in Aggregate Term Loan Commitment	9

ARTICLE II	CONDITIONS PRECEDENT	10
2.1.	Conditions of Initial Loans	10
2.2.	Conditions to All Borrowings	11

ARTICLE III	REPRESENTATIONS AND WARRANTIES	12
3.1.	Corporate Existence and Power	12
3.2.	Corporate Authorization; No Contravention	12
3.3.	Governmental Authorization	13
3.4.	Binding Effect	13
3.5.	Litigation	13
3.6.	No Default	13
3.7.	ERISA Compliance	13
3.8.	Use of Proceeds; Margin Regulations	14
3.9.	Title to Properties	14
3.10.	Taxes	14
3.11.	Financial Condition.	15
3.12.	Environmental Matters	15
3.13.	Regulated Entities	16
3.14.	Solvency	16
3.15.	Labor Relations	16
3.16.	Intellectual Property	16
3.17.	Brokers’ Fees; Transaction Fees	16
3.18.	Insurance	17
3.19.	Ventures, Subsidiaries and Affiliates; Outstanding Stock	17
3.20.	Jurisdiction of Organization; Chief Executive Office	17
3.21.	Deposit Accounts and Other Accounts	17
3.22.	Bonding; Licenses	17
3.23.	Purchase Agreement	17
3.24.	Status of Holdings	18
3.25.	Seller Note	18
3.26.	Full Disclosure	18
3.27.	Foreign Assets Control Regulations and Anti-Money Laundering	18

i

3.28.	Patriot Act	19
3.29.	Material Contracts.	19
3.30.	Citizen of the United States	20
3.31.	Vessels	20

ARTICLE IV	AFFIRMATIVE COVENANTS	20
4.1.	Financial Statements	20
4.2.	Certificates; Other Information	21
4.3.	Notices	22
4.4.	Preservation of Corporate Existence, Etc	24
4.5.	Maintenance of Property	24
4.6.	Insurance.	25
4.7.	Payment of Obligations	26
4.8.	Compliance with Laws	26
4.9.	Inspection of Property and Books and Records	26
4.10.	Use of Proceeds	27
4.11.	Cash Management Systems	27
4.12.	Landlord Agreements	27
4.13.	Further Assurances.	27
4.14.	Environmental Matters	28
4.15.	Vessels.	29
4.16.	Standby Letter of Credit	31
4.17.	Customer Contracts.	31

ARTICLE V	NEGATIVE COVENANTS	32
5.1.	Limitation on Liens	32
5.2.	Disposition of Assets	33
5.3.	Consolidations and Mergers	34
5.4.	Loans and Investments	34
5.5.	Limitation on Indebtedness	35
5.6.	Transactions with Affiliates	36
5.7.	Fees and Compensation	36
5.8.	Use of Proceeds	36
5.9.	Contingent Obligations	37
5.10.	Compliance with ERISA	37
5.11.	Restricted Payments	37
5.12.	Change in Business	38
5.13.	Change in Structure	38
5.14.	Changes in Accounting, Name and Jurisdiction of Organization	38
5.15.	Amendments to Related Agreements and Subordinated Indebtedness.	39
5.16.	No Negative Pledges.	39
5.17.	OFAC; Patriot Act	39
5.18.	Sale-Leasebacks	40
5.19.	Hazardous Materials	40
5.20.	No Acquisitions	40
5.21.	Vessel Purchases	40
5.22.	Material Contracts	41

5.23.	Salt Water Operation	41
5.24.	Bareboat Charter Agreements	41

ARTICLE VI	FINANCIAL COVENANTS	41
6.1.	Leverage Ratio	41
6.2.	Fixed Charge Coverage Ratio	41
6.3.	Minimum Appraised Value to Term Loan Outstandings.	42

ARTICLE VII	EVENTS OF DEFAULT	42
7.1.	Event of Default	42
7.2.	Remedies	45
7.3.	Rights Not Exclusive	45

ARTICLE VIII	AGENT	45
8.1.	Appointment and Duties.	45
8.2.	Binding Effect	46
8.3.	Use of Discretion.	47
8.4.	Delegation of Rights and Duties	47
8.5.	Reliance and Liability.	47
8.6.	Agent Individually	49
8.7.	Lender Credit Decision.	49
8.8.	Expenses; Indemnities.	49
8.9.	Resignation of Agent.	50
8.10.	Release of Collateral or Guarantors	51
8.11.	Additional Secured Parties	52

ARTICLE IX	MISCELLANEOUS	52
9.1.	Amendments and Waivers.	52
9.2.	Notices.	53
9.3.	Electronic Transmissions.	54
9.4.	No Waiver; Cumulative Remedies	55
9.5.	Costs and Expenses	56
9.6.	Indemnity.	56
9.7.	Marshaling; Payments Set Aside	57
9.8.	Successors and Assigns	57
9.9.	Assignments and Participations; Binding Effect.	58
9.10.	Non-Public Information; Confidentiality.	60
9.11.	Set-off; Sharing of Payments.	62
9.12.	Counterparts; Facsimile Signature	63
9.13.	Severability	63
9.14.	Captions	63
9.15.	Independence of Provisions	63
9.16.	Interpretation	63
9.17.	No Third Parties Benefited	63
9.18.	Governing Law and Jurisdiction.	64
9.19.	Waiver of Jury Trial	64
9.20.	Entire Agreement; Release; Survival.	65

9.21.	Patriot Act	65
9.22.	Replacement of Lender	65
9.23.	Joint and Several	66
9.24.	Creditor-Debtor Relationship	66

ARTICLE X	TAXES, YIELD PROTECTION AND ILLEGALITY	66
10.1.	Taxes.	66
10.2.	Illegality	69
10.3.	Increased Costs and Reduction of Return.	69
10.4.	Funding Losses	70
10.5.	Inability to Determine Rates	71
10.6.	Reserves on LIBOR Rate Loans	71
10.7.	Certificates of Lenders	71

ARTICLE XI	DEFINITIONS	71
11.1.	Defined Terms	72
11.2.	Other Interpretive Provisions.	90
11.3.	Accounting Terms and Principles	91
11.4.	Payments	91

SCHEDULES

Schedule 1.1	Term Loan Commitments
Schedule 3.5	Litigation
Schedule 3.7	ERISA
Schedule 3.8	Margin Stock
Schedule 3.9	Real Estate
Schedule 3.12	Environmental
Schedule 3.15	Labor Relations
Schedule 3.16	Intellectual Property
Schedule 3.17	Brokers’ and Transaction Fees
Schedule 3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.20	Jurisdiction of Organization; Chief Executive Office
Schedule 3.21	Deposit Accounts and Other Accounts
Schedule 3.22	Bonding; Licenses
Schedule 3.29	Material Contracts
Schedule 5.1	Liens
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.9	Contingent Obligations

EXHIBITS

Exhibit 1.5	Form of Notice of Conversion/Continuation
Exhibit 2.1	Closing Checklist
Exhibit 4.2(b)	Form of Compliance Certificate
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(b)	Form of Term Note

ANNEXES

Annex A	Marine Insurance

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of February 11, 2011, by and among Black Creek Shipping Company, Inc., a Delaware corporation (the “Borrower”), the other Persons party hereto that are designated as a “Credit Party”, General Electric Capital Corporation, a Delaware corporation (in its individual capacity, “GE Capital”), as Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender and such Lenders.

W I T N E S S E T H:

WHEREAS, the Borrower has requested, and the Lenders have agreed to make available to the Borrower, a term loan upon and subject to the terms and conditions set forth in this Agreement to (a) fund a portion of the acquisition of the Vessels and certain other assets (the “Closing Date Acquisition”) pursuant to the terms of the Purchase Agreement and (b) fund certain fees and expenses associated with the funding of the Loans and consummation of the Closing Date Acquisition;

WHEREAS, the Borrower desires to secure all of its Obligations under the Loan Documents by granting to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property;

WHEREAS, Black Creek Shipping Holding Company, Inc., a Delaware corporation that owns all of the Stock and Stock Equivalents of the Borrower (“Holdings”), is willing to guaranty all of the Obligations and to pledge to Agent, for the benefit of the Secured Parties, all of the Stock and Stock Equivalents of the Borrower and substantially all of its other Property to secure the Obligations;

WHEREAS, subject to the terms hereof, each Subsidiary of Holdings other than the Borrower is willing to guarantee all of the Obligations of the Borrower and to grant to Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Property;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

THE CREDITS

1.1.           The Term Loan.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender with a Term Loan Commitment severally and not jointly agrees to lend to the Borrower on the Closing Date, the amount set forth opposite such Lender’s name in Schedule 1.1 under the heading “Term Loan  Commitment” (such amount being referred to herein as such Lender’s “Term Loan  Commitment”). Amounts borrowed under this subsection 1.1 are referred to as the “Term Loan.”  Amounts borrowed as a Term Loan which are repaid or prepaid may not be reborrowed.

1.2.           Notes.  The Term Loan made by each Lender with a Term Loan Commitment shall be evidenced by this Agreement and, if requested by such Lender, a Term Note payable to such Lender in an amount equal to the unpaid balance of the Term Loan held by such Lender.

1.3.           Interest.

(a)           Subject to subsections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin.  Each determination of an interest rate by Agent shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error.  All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed.  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

(b)           Interest on each Loan shall be paid in arrears on each Interest Payment Date.  Interest shall also be paid on the date of any payment or prepayment of the Term Loan in full.

(c)           At the election of Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under subsection 7.1(f) or 7.1(g) exists), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Loans from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR or Base Rate, as the case may be).  All such interest shall be payable on demand of Agent or the Required Lenders.

(d)           Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

1.4.           Loan Accounts.

(a)           Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.  Agent shall deliver to the Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month.  Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Term Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Agent.

(b)           Agent, acting as a non-fiduciary agent of the Borrower solely for tax purposes and solely with respect to the actions described in this subsection 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as Agent may notify the Borrower) (A) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent and each Lender in the Term Loan, each of their obligations under this Agreement to participate in the Term Loan, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Term Loan Commitment of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid and (5) any other payment received by Agent from Borrower and its application to the Obligations.

(c)           Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Term Notes evidencing such Loans) are registered obligations, the right, title and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.  This Section 1.4 and Section 9.9 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)           The Credit Parties, Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement.  Information contained in the Register with respect to any Lender shall be available for access by the Borrower, Agent or such Lender during normal business hours and from time to time upon at least one Business Day’s prior notice.  No Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender unless otherwise agreed by the  Agent.

1.5.           Conversion and Continuation Elections.

(a)           The Borrower shall have the option to (i) convert at any time all or any part of outstanding Loans from Base Rate Loans to LIBOR Rate Loans, (ii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iii) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period.  Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $2,000,000.  Any such election must be made by the Borrower by 2:00 p.m. (New York time) on the 3rd Business Day prior to (1) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (2) the date on which the Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by the Borrower in such election.  If no election is received with respect to a LIBOR Rate Loan by 2:00 p.m. (New York time) on the 3rd Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period.  The Borrower must make such election by notice to Agent in writing, including by Electronic Transmission. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.5 or in a writing in any other form acceptable to Agent.  No Loan shall be made, converted into or continued as a LIBOR Rate Loan, if an Event of Default has occurred and is continuing and Agent or Required Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof.

(b)           Upon receipt of a Notice of Conversion/Continuation, Agent will promptly notify each Lender thereof.  In addition, Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against Agent.  All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c)           Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different Interest Periods in effect.

1.6.           Optional Prepayments.

(a)           The Borrower may at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Agent) prior written notice by the Borrower to Agent, prepay the Loans in whole or in part in an amount greater than or equal to $100,000, in each instance, without penalty or premium except as provided in Section 10.4.  Optional partial prepayments of the Term Loan shall be applied in the manner set forth in subsection 1.7(e).  Optional partial prepayments of the Term Loan in amounts less than $100,000 shall not be permitted.

(b)           The notice of any prepayment shall not thereafter be revocable by the Borrower and Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment.  The payment amount specified in such notice shall be due and payable on the date specified therein.  Together with each prepayment under this Section 1.6, the Borrower shall pay any amounts required pursuant to Sections 1.8 and  10.4.

1.7.           Mandatory Prepayments of Loans and Commitment Reductions.

(a)           Scheduled Term Loan Payments.  The principal amount of the Term Loan shall be paid in equal installments of $516,667 on the last day of each Fiscal Quarter, commencing September 30, 2011.  The final scheduled installment of the Term Loan shall, in any event, be in an amount equal to the entire remaining principal balance of such Term Loan and shall be payable on the Termination Date.

(b)           Asset Dispositions.  If a Credit Party or any Subsidiary of a Credit Party shall at any time or from time to time:

(i)           make or agree to make a Disposition; or

(ii)           suffer an Event of Loss;

and the aggregate amount of the Net Proceeds received by the Credit Parties and their Subsidiaries in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during the Fiscal Year exceeds $250,000, then (A) the Borrower shall promptly notify Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by a Credit Party and/or such Subsidiary in respect thereof) and (B) promptly upon receipt by a Credit Party and/or such Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Borrower shall deliver, or cause to be delivered, such excess Net Proceeds to Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with subsection 1.7(e) hereof.  Notwithstanding the foregoing and provided no Default or Event of Default has occurred and is continuing, such prepayment shall not be required to the extent a Credit Party or such Subsidiary reinvests the Net Proceeds of such Disposition or Event of Loss in productive assets of a kind then used or usable in the business of Borrower or such Subsidiary, within one hundred eighty (180) days after the date of such Disposition or Event of Loss or enters into a binding commitment thereof within said one hundred eighty (180) day period and subsequently makes such reinvestment; provided that the Borrower notifies Agent of Borrower’s or such Subsidiary’s intent to reinvest and of the completion of such reinvestment at the time such proceeds are received and when such reinvestment occurs, respectively.  Pending such reinvestment, the Net Proceeds shall be delivered to Agent.

(c)           Issuance of Securities.  Immediately upon the receipt by any Credit Party or any Subsidiary of any Credit Party of the Net Issuance Proceeds of the issuance of Stock or Stock Equivalents (including any capital contribution) or debt securities (other than Net Issuance Proceeds from the issuance of (i) debt securities in respect of Indebtedness permitted hereunder, and (ii) Excluded Equity Issuances), the Borrower shall deliver, or cause to be delivered, to Agent an amount equal to such Net Issuance Proceeds, for application to the Loans in accordance with subsection 1.7(e).

(d)           Proceeds Under Purchase Agreement.  Immediately upon receipt of any indemnification payment by the Sellers after the Closing Date (other than amounts paid as a result of a claim by a Credit Party for indemnification under the Purchase Agreement to the extent that the amounts so received are applied by such Credit Party for the purpose of (A) replacing, repairing or restoring any Properties of such Credit Party or satisfying the condition giving rise to the claim for indemnification, (B) payment of (or reimbursement of payments made for) claims and settlements to third Persons not an Affiliate of or a Credit Party, or (C) otherwise covering any out-of-pocket expenses incurred by a Credit Party in obtaining such indemnification), the Borrower shall deliver to Agent an amount equal to such payment for application to the Loans in accordance with subsection 1.8(e).

(e)           Application of Prepayments.  Subject to subsection 1.9(c), any prepayments of the Term Loan pursuant to Section 1.6 and any prepayments pursuant to subsection 1.7(b), 1.7(c) or 1.7(d) shall be applied to prepay all remaining installments of the Term Loan pro rata against all such scheduled installments based upon the respective amounts thereof until the Term Loan is paid in full.  To the extent permitted by the foregoing sentence, amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining.  Together with each prepayment under this Section 1.7, the Borrower shall pay any amounts required pursuant to Section 10.4 hereof.

(f)           No Implied Consent.  Provisions contained in this Section 1.7 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

1.8.           Fees.  The Borrower shall pay to Agent, for Agent’s own account, fees in the amounts and at the times set forth in a letter agreement between the Borrower and Agent dated of even date herewith (as amended from time to time, the “Fee Letter”).

1.9.           Payments by the Borrower.

(a)           All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Agent (or such other address as Agent may from time to time specify in accordance with Section 9.2), including payments utilizing the ACH system, and shall be made in Dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 1:00 p.m. (New York time) on the date due. Any payment which is received by Agent later than 1:00 p.m. (New York time) may in Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.  Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral.

(b)           Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)           During the continuance of an Event of Default, Agent may, and shall upon the direction of Required Lenders apply any and all payments received by Agent in respect of any Obligation in accordance with clauses first through sixth below.  Notwithstanding any provision herein to the contrary, all payments made by Credit Parties to Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:

first, to payment of costs and expenses, including Attorney Costs, of Agent payable or reimbursable by the Credit Parties under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrower under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations and fees owed to Agent and Lenders;

fourth, to payment of principal of the Obligations;

fifth, to payment of any other amounts owing constituting Obligations; and

sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above.

1.10.           Settlement; Non-Funding Lenders.

(a)           At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to the Term Loan.  Agent shall pay to each Lender such Lender’s Commitment Percentage (except as otherwise provided in subsection 1.10(c)(iii)) of principal, interest and fees paid by the Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it; provided, however, that in the case of any payment of principal received by Agent from the Borrower in respect of the Term Loan prior to 1:00 p.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Commitment Percentage of such payment on such Business Day, and, in the case of any payment of principal received by Agent from Borrower in respect of the Term Loan later than 1:00 p.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Commitment Percentage of such payment on the next Business Day.  Except as provided in the preceding proviso with respect to Term Loan payments, such payments shall be made by wire transfer to such Lender) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

(b)           Return of Payments.

(i)           If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)           If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to the Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(c)           Non-Funding Lenders.

(i)           Responsibility.  The failure of any Non-Funding Lender to fund any purchase of any participation to be made or funded by it, or to make any payment required by it hereunder on the date specified therefor shall not relieve any other Lender of its obligations to fund the purchase of any such participation, or make any other payment required hereunder on such date, and neither Agent nor, other than as expressly set forth herein, any other Lender shall be responsible for the failure of any Non-Funding Lender to fund the purchase of a participation, or make any other payment required hereunder.

(ii)           Voting Rights.  Notwithstanding anything set forth herein to the contrary, including Section 9.1, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Term Loan Commitment, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to Section 9.1) for any voting or consent rights under or with respect to any Loan Document, provided that (A)  the Term Loan Commitment of a Non-Funding Lender may not be increased, extended or reinstated, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced, in each case, without the consent of such Non-Funding Lender.  Moreover, for the purposes of determining Required Lenders, the Loans and Term Loan Commitment held by Non-Funding Lenders shall be excluded from the total Loans and Term Loan Commitments outstanding.

(iii)           Borrower Payments to a Non-Funding Lender.  Agent shall be authorized to use all portions of any payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Secured Parties thereof.  Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Base Rate Loans.  In the event that Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (iv) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender.  The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of all unpaid obligations owing by such Lender to the Agent and other Lenders under the Loan Documents.

(iv)           Cure.  A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender fully pays to Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon.  Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(d)           Procedures.  Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto.  Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion, on E-Systems.

1.11.           Increases in Aggregate Term Loan Commitment.  Upon the written consent of Agent, Borrower may, at its option and on or prior to the second anniversary of the Closing Date, seek incremental Term Loan Commitments not exceeding in the aggregate $30,000,000 for all such Term Loan Commitment increases after the date hereof upon at least thirty (30) days’ prior written notice to the Agent, which notice shall (i) specify the amount of any such proposed increase (which shall not be less than $10,000,000) and (ii) certify that (A) no Default or Event of Default has occurred and is continuing and (B) such additional Term Loan shall be used exclusively to finance in whole or in a part a Permitted Vessel Purchase.  After delivery of such notice, the Agent or the Borrower, in consultation with the Agent, may offer the increase (which may be declined by any Lender in its sole discretion) in the Term Loan Commitments on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other Lenders or entities acceptable to the Agent and the Borrower.  No increase in the total Term Loan Commitments shall become effective until the existing or new Lenders extending such incremental Term Loan Commitment amount and the Borrower shall have delivered to the Agent a document, in form and substance satisfactory to the Agent, pursuant to which (i) any such existing Lender agrees to the amount of its Term Loan Commitment increase, (ii) any such new Lender states its Term Loan Commitment amount and agrees to assume and accept the obligations and rights of a Lender hereunder, (iii) the Borrower accepts such incremental Term Loan Commitments, (iv) the effective date of any increase in the Term Loan Commitments and the additional Term Loans to be made pursuant thereto and a revised amortization schedule reflecting such additional Term Loans (with payments to be made on the same basis as the schedule set forth in Section 1.7(a) hereof) are specified and (v) the Borrower certifies that on such date (A) the conditions for a new Loan set forth in Section 2.2 are satisfied, (B) the incremental Term Loan will be used solely to finance a Permitted Vessel Purchase and (C) after giving effect to such increase, the Credit Parties would be in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered. Any incremental Term Loan made pursuant hereto shall be made as part of a Term Loan borrowing comprised of all outstanding Term Loans.  The Borrower shall make any payments required under this Agreement arising out of the single Term Loan borrowing referred to in the two preceding sentences.  The effectiveness of any such incremental Term Loan Commitments shall be subject to receipt by the Agent from the Borrower of such supplemental resolutions, certificates and other documents as the Agent may reasonably request.  From and after the making of an incremental Term Loan pursuant to this Section, such loan shall be deemed a “Term Loan” hereunder for all purposes hereof, and the terms and provisions (including, without limitation, the interest rate applicable to the incremental Term Loans) of such incremental Term Loan shall be identical to the existing Term Loan.  Without limiting the foregoing, upon the increase of the Term Loan Commitment pursuant to this Section 1.11, Schedule 1.1 shall be deemed amended and replaced with a new Schedule 1.1 reflecting the new Term Loan Commitment hereunder.

ARTICLE II

CONDITIONS PRECEDENT

2.1.           Conditions of Initial Loans.  The obligation of each Lender to make its initial Loans is subject to satisfaction of the following conditions in a manner satisfactory to Agent:

(a)           Loan Documents.  Agent shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 2.1, each in form and substance reasonably satisfactory to Agent.

(b)           Approvals.  Agent shall have received satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents.

(c)           Related Transactions.  The Related Transactions shall have closed in the manner contemplated by the Related Agreements (without any changes, amendments or other modifications thereto or waivers thereunder unless consented to by Agent in writing with respect to any changes, amendments, waivers or other modifications which Agent deems material in its sole discretion) and shall otherwise be in form and substance reasonably satisfactory to Agent;

(d)           Payment of Fees.  The Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.8, and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.

(e)           Capital and Corporate Structure; Arrangements.  The capital and corporate structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Agent in its sole discretion.  All arrangements between Holdings and its Subsidiaries and Parent and its Subsidiaries shall be acceptable to Agent.

(f)           Due Diligence.  Agent shall have completed its business and legal due diligence, including, without limitation, (i) an insurance review, (ii) background checks with respect to the Borrower and any significant related parties, (iii) satisfactory review of the Bareboat Charter, the Administrative Services Agreement and all other Related Agreements, (iv) satisfactory subordination terms with respect to the Seller Note and deferred purchase price payments in connection with the Closing Date Acquisition and (v) satisfactory review of all material pending or threatened litigation or proceedings in any court or any administrative forum.

(g)           Appraisal.  Agent shall have received an appraisal of the Vessels prepared by an appraiser retained by the Agent, in form and substance satisfactory to the Agent.

(h)           Minimum Appraised Value to Term Loan Outstandings.  Agent shall have received evidence that the ratio of (i) the aggregate appraised orderly liquidation value of the Vessels as of the Closing Date to (ii) (A) the aggregate principal amount outstanding of the Term Loans as of the Closing Date, less (B) the face amount of the letter of credit to be delivered pursuant to Section 4.16, which shall be equal to $400,000, is not less than 1.25 to 1.00.

(i)           Release of Liens.  Agent shall have received evidence that all Liens upon any of the Vessels or other Property of the Credit Parties or any of their Subsidiaries shall be terminated on or prior to the Closing Date.

(j)           No Litigation.  There is no litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding pending or, to any Borrower’s knowledge, threatened against any Credit Party which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  No action or proceeding before any court or governmental body is pending, or to the knowledge of the Borrower, threatened, wherein an unfavorable judgment, decree or order would (i) prevent the performance of the Purchase Agreement or the consummation of any of the Related Transactions, (ii) declare unlawful any of the Related Transactions, (iii) reasonably be expected to cause any of the Related Transactions to be rescinded, or (iv) result in damages owing by the Lenders in connection with the consummation of the Related Transactions.

2.2.           Conditions to All Borrowings.  Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Loan, if, as of the date thereof:

(a)           any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date), and Agent or Required Lenders have determined not to make such Loan as a result of the fact that such warranty or representation is untrue or incorrect; or

(b)           any Default or Event of Default has occurred and is continuing and Agent or Required Lenders shall have determined not to make any Loan as a result of that Default or Event of Default.

The request by the Borrower and acceptance by the Borrower of the proceeds of any Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Credit Parties, jointly and severally, represent and warrant to Agent and each Lender that the following are, and after giving effect to the Related Transactions will be, true, correct and complete:

3.1.           Corporate Existence and Power.  Each Credit Party and each of their respective Subsidiaries:

(a)           is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b)           has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals to own its assets, carry on its business and execute, deliver, and perform its obligations under, the Loan Documents and the Related Agreements to which it is a party;

(c)           is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d)           is in compliance with all Requirements of Law;

except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2.           Corporate Authorization; No Contravention.  The execution, delivery and performance by each of the Credit Parties of this Agreement and by each Credit Party and each of their respective Subsidiaries of any other Loan Document and Related Agreement to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

(a)           contravene the terms of any of that Person’s Organization Documents;

(b)           conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(c)           violate any material Requirement of Law in any material respect.

3.3.           Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Subsidiary of any Credit Party of this Agreement, any other Loan Document or Related Agreement except (a) for recordings and filings in connection with the Liens granted to Agent under the Collateral Documents, (b) those obtained or made on or prior to the Closing Date and (c) in the case of any Related Agreement, those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.4.           Binding Effect.  This Agreement and each other Loan Document and Related Agreement to which any Credit Party or any Subsidiary of any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5.           Litigation.  Except as specifically disclosed in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:

(a)           purport to affect or pertain to this Agreement, any other Loan Document or Related Agreement, or any of the transactions contemplated hereby or thereby; or

(b)           would reasonably be expected to result in equitable relief or monetary judgment(s), individually or in the aggregate, in excess of $250,000.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or any Related Agreement, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.  As of the Closing Date, no Credit Party or any Subsidiary of any Credit Party is the subject of an audit or, to each Credit Party’s knowledge, any review or investigation by any Governmental Authority (excluding the IRS and other taxing authorities) concerning the violation or possible violation of any Requirement of Law.

3.6.           No Default.  No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Agent’s Liens on the Collateral or the consummation of the Related Transactions.  No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

3.7.           ERISA Compliance.  Schedule 3.7 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans.  Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies.  Except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur.  On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

3.8.           Use of Proceeds; Margin Regulations.  The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 4.10, and are intended to be and shall be used in compliance with Section 5.8.  No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.  Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock.  As of the Closing Date, except as set forth on Schedule 3.8, no Credit Party and no Subsidiary of any Credit Party owns any Margin Stock.

3.9.           Title to Properties.  As of the Closing Date, the Real Estate listed in Schedule 3.9 constitutes all of the Real Estate of each Credit Party and each of their respective Subsidiaries.  Each of the Credit Parties and each of their respective Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Estate and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses.  None of the Property of any Credit Party or any Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens.  As of the Closing Date, Schedule 3.9 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate.  All material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.10.           Taxes.  All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP.  As of the Closing Date, no Tax Return is under audit or examination by any Governmental Authority and no notice of any audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority.  Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.  No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

3.11.           Financial Condition.

(a)           Since the Closing Date, there has been no Material Adverse Effect.

(b)           The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

(c)           All financial performance projections delivered to Agent, including the financial performance projections delivered on or prior to the Closing Date, represent the Borrower’s best good faith estimate of future financial performance and are based on assumptions believed by the Borrower to be fair and reasonable in light of current market conditions, it being acknowledged and agreed by Agent and Lenders that  projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results.

3.12.           Environmental Matters.  Except as set forth in Schedule 3.12 and except where any failures to comply would not reasonably be expected to result in, either individually or in the aggregate, Material Environmental Liabilities to the Credit Parties and their Subsidiaries, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and no Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (e) all Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Subsidiary of each Credit Party is free of contamination by any Hazardous Materials and (f) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations in violation of any Environmental Law or (ii) knows of any facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws.

3.13.           Regulated Entities.  None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

3.14.           Solvency.  Both before and after giving effect to (a) the Loans made on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans to or as directed by the Borrower, (c) the consummation of the Related Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, both the Credit Parties taken as a whole and the Borrower individually are Solvent.

3.15.           Labor Relations.  There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

3.16.           Intellectual Property.  Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted and as disclosed on Schedule 3.16 except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.17.           Brokers’ Fees; Transaction Fees.  Except as disclosed on Schedule 3.17 and except for fees payable to Agent and Lenders, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

3.18.           Insurance.  Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Person operates.  A true and complete listing of such insurance, including issuers, coverages and deductibles, has been provided to Agent.

3.19.           Ventures, Subsidiaries and Affiliates; Outstanding Stock.  Except as set forth in Schedule 3.19, as of the Closing Date, no Credit Party and no Subsidiary of any Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person.  All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the Stock and Stock Equivalents of the Borrower and Subsidiaries of the Borrower, those in favor of Agent, for the benefit of the Secured Parties.  All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities.  All of the issued and outstanding Stock of each Credit Party (other than Holdings), each Subsidiary of each Credit Party and, as of the Closing Date, Holdings is owned by each of the Persons and in the amounts set forth in Schedule 3.19.  Except as set forth in Schedule 3.19, there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries.  Set forth in Schedule 3.19 is a true and complete organizational chart of Holdings and all of its Subsidiaries, which the Credit Parties shall update upon notice to Agent promptly following the incorporation, organization or formation of any Subsidiary.

3.20.           Jurisdiction of Organization; Chief Executive Office.  Schedule 3.20 lists each Credit Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the date hereof, and such Schedule 3.20 also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Closing Date.

3.21.           Deposit Accounts and Other Accounts.  Schedule 3.21 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.22.           Bonding; Licenses.  Except as set forth in Schedule 3.22, as of the Closing Date, no Credit Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

3.23.           Purchase Agreement.  As of the Closing Date, the Borrower has delivered to Agent a complete and correct copy of the Purchase Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other material documents delivered pursuant thereto or in connection therewith).  No Credit Party and, to the best of each Credit Party’s knowledge, no other Person party thereto is in default in the performance or compliance with any provisions thereof.  The Purchase Agreement complies in all material respects with, and the Closing Date Acquisition has been consummated in all material respects in accordance with, all applicable Requirements of Law.  The Purchase Agreement is in full force and effect as of the Closing Date and has not been terminated, rescinded or withdrawn.  All material requisite approvals by Governmental Authorities having jurisdiction over any Seller, any Credit Party or the other Persons referenced therein with respect to the transactions contemplated by the Purchase Agreement have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Purchase Agreement or to the conduct by any Credit Party of its business thereafter.  To the best of each Credit Party’s knowledge, the Sellers’ representations or warranties in the Purchase Agreement are true and correct in all material respects.  Each of the representations and warranties given by each applicable Credit Party in the Purchase Agreement is true and correct in all material respects (without duplication of any materiality qualifier contained therein).  Notwithstanding anything contained in the Purchase Agreement to the contrary, such representations and warranties of the Credit Parties are incorporated into this Agreement by this Section 3.23 and shall, solely for purposes of this Agreement and the benefit of Agent and Lenders, survive the consummation of the Closing Date Acquisition.

3.24.           Status of Holdings.  Holdings has not engaged in any business activities and does not own any Property other than (i) ownership of the Stock and Stock Equivalents of the Borrower, (ii) activities and contractual rights incidental to maintenance of its corporate existence and (iii) performance of its obligations under the Loan Documents and Related Agreements to which it is a party.

3.25.           Seller Note.  As of the Closing Date, the Borrower has delivered to Agent a complete and correct copy of the Seller Note (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).  All Obligations constitute Indebtedness entitled to the benefits of the subordination provisions contained in the Seller Note.

3.26.           Full Disclosure.  None of the representations or warranties made by any Credit Party or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Agent or the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

3.27.           Foreign Assets Control Regulations and Anti-Money Laundering.  Each Credit Party and each Subsidiary of each Credit Party is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it.  No Credit Party and no Subsidiary or Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

3.28.           Patriot Act.  The Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

3.29.           Material Contracts.

(a)           Disclosure Schedule 3.29 (as amended from time to time upon notice to the Agent) accurately sets out all Material Contracts;

(b)           A true and complete certified copy of each documented Material Contract has been delivered to the Agent, and each Material Contract is in full force and effect, unamended except as permitted under this Agreement;

(c)           No event has occurred and is continuing which would constitute a breach of or a default under any Material Contract except for those events of which written notice has been provided to the Agent setting forth both the event and the applicable breach or default or breaches which are not material and which do not give rise to a right by the counterparty to terminate the Material Contract;

(d)           Each Material Contract to which a Credit Party is a party is binding upon such Credit Party and, to its knowledge, is a binding agreement of each other Person who is a party to the Material Contract; and

(e)           Each Credit Party has obtained, as of the Closing Date, all necessary consents to the granting of a security interest in each Material Contract to which it is a party except for (i) collective bargaining agreements and (ii) those identified on Disclosure Schedule 3.29.

3.30.           Citizen of the United States.  Borrower is a “citizen of the United States” under Sections 2(a) and 2(c) of the Shipping Act, 1916, as amended, and is qualified to own and operate a vessel in the coastwise trade of the United States.

3.31.           Vessels.  Each of the Vessels is duly documented in the name of its respective owner under the law and flag of the United States and is entitled to engage in the coastwise trade of the United States.

ARTICLE IV

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Term Loan Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

4.1.           Financial Statements.  Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments).  The Borrower shall deliver to Agent and each Lender by Electronic Transmission and in detail reasonably satisfactory to Agent and the Required Lenders:

(a)           as soon as available, but not later than ninety (90) days after the end of each Fiscal Year (commencing with the Fiscal Year ending March 30, 2012), a copy of the audited consolidated and consolidating balance sheets of Holdings and each of its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (to the extent available), and accompanied by the report of any “Big Four” or other nationally-recognized independent public accounting firm reasonably acceptable to Agent which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status;

(b)           as soon as available, but not later than forty-five (45) days after the end of each Fiscal Quarter of each year, a copy of the unaudited consolidated and consolidating balance sheets of Holdings and each of its Subsidiaries, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrower by an appropriate Responsible Officer of the Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures; and

(c)           as soon as available, but not later than thirty (30) days after the end of each fiscal month of each year (other than the last fiscal month of a Fiscal Quarter), a copy of the unaudited consolidated and consolidating balance sheets of Holdings and each of its Subsidiaries, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows as of the end of such fiscal month and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrower by an appropriate Responsible Officer of the Borrower as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Holdings and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.

4.2.           Certificates; Other Information.  The Borrower shall furnish to Agent and each Lender by Electronic Transmission:

(a)           together with each delivery of financial statements pursuant to subsections 4.1(a) and 4.1(b), (i) a management discussion and analysis report, in reasonable detail, signed by the chief financial officer of the Borrower, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the fiscal month and the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to subsection 4.2(f) and discussing the reasons for any significant variations;

(b)           concurrently with the delivery of the financial statements referred to in subsections 4.1(a) and 4.1(b) above, a fully and properly completed Compliance Certificate in the form of Exhibit 4.2(b), certified on behalf of the Borrower by a Responsible Officer of the Borrower, which shall include a bring-down of the matters described in Section 3.30 and a copy of a DTC SEG-100 report of the Parent as of a recent date;

(c)           promptly after the same are sent, copies of all financial statements and reports which any Credit Party sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(d)           as soon as available and in any event no later than April 30 of each Fiscal Year of the Borrower, projections of the Credit Parties (and their Subsidiaries’) consolidated and consolidating financial performance for the forthcoming three Fiscal Years on a year by year basis, and for the forthcoming Fiscal Year on a month by month basis;

(e)           promptly upon receipt thereof, copies of any reports submitted by the certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with their services;

(f)           from time to time, if Agent determines that obtaining appraisals is necessary in order for Agent or any Lender to comply with applicable laws or regulations (including any appraisals required to comply with FIRREA), and at any time if a Default or an Event of Default shall have occurred and be continuing, Agent may, or may require the Borrower to, in either case at the Borrower’s expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market value of all or any portion of the personal property of any Credit Party or any Subsidiary of any Credit Party and the fair market value or such other value as determined by Agent (for example, replacement cost for purposes of Flood Insurance) of any Real Estate of any Credit Party or any Subsidiary of any Credit Party;

(g)           no later than thirty (30) days after the end of each Fiscal Quarter, a certificate of a Responsible Officer of Borrower setting forth in reasonable detail any Margin Stock owned by each Credit Party and each Subsidiary of each Credit Party as of the last day of such Fiscal Quarter;

(h)           as requested by the Agent acting reasonably, provide to the Agent an itemized list (certified by the Chief Financial Officer of Borrower) of all payables owing to Persons in connection with work performed or services provided by such Persons on Vessels; and

(i)           promptly, such additional business, financial, corporate affairs, perfection certificates and other information as Agent may from time to time reasonably request.

4.3.           Notices.  The Borrower shall notify promptly Agent and each Lender of each of the following (and in no event later than three (3) Business Days after a Responsible Officer becoming aware thereof):

(a)           the occurrence or existence of any Default or Event of Default, or any event or circumstance that foreseeably will become a Default or Event of Default;

(b)           any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c)           any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

(d)           the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party (i) in which the amount of damages claimed is $250,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, any other Loan Document or any Related Agreement;

(e)           (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under any Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) and (C) above, in the aggregate for all such clauses, would reasonably be expected to result in Material Environmental Liabilities, (iii) the receipt by any Credit Party of notification that any property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in Material Environmental Liabilities;

(f)           (i) on or prior to any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA or intent to terminate any Title IV Plan, a copy of such notice, (ii) promptly, and in any event within ten (10) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) promptly, and in any event within ten (10) days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

(g)           any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Agent and Lenders pursuant to this Agreement;

(h)           any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party;

(i)           any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(j)           the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent (other than issuances by Holdings of Stock or Stock Equivalents not requiring a mandatory prepayment hereunder); and

(k)           (i) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any income, franchise or other material taxes with respect to any Tax Affiliate and (ii) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Each notice pursuant to this Section shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrower, setting forth details of the occurrence referred to therein, and stating what action the Borrower or other Person proposes to take with respect thereto and at what time.  Each notice under subsection 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

4.4.           Preservation of Corporate Existence, Etc.  Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a)           preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except, with respect to the Borrower’s Subsidiaries, in connection with transactions permitted by Section 5.3;

(b)           preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c)           use its commercially reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it;

(d)           preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(e)           conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any respect and shall comply in all respects with the terms of its IP Licenses except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.5.           Maintenance of Property.  Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6.           Insurance.

(a)           Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Credit Parties and such Subsidiaries (including policies of life, fire, theft, product liability, public liability, Flood Insurance, property damage, other casualty, employee fidelity, workers’ compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrower) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties and (ii) cause all such insurance relating to any property or business of any Credit Party to name Agent as additional insured or loss payee, as appropriate.  In addition, the Credit Parties shall maintain insurance on the Vessels in accordance with Annex A hereto.  All policies of insurance on real and personal property of the Credit Parties will contain an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form CP 1218 or equivalent) and extra expense and business interruption endorsements.  Such endorsement, or an independent instrument furnished to Agent, will provide that the insurance companies will give Agent at least 30 days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Credit Parties or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage.  Each Credit Party shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to Agent.  If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.  Agent reserves the right at any time, upon review of each Credit Party’s risk profile, to require additional forms and limits of insurance.  Notwithstanding the requirement in subsection (i) above, Federal Flood Insurance shall not be required for (x) Real Estate not located in a Special Flood Hazard Area, or (y) Real Estate located in a Special Flood Hazard Area in a community that does not participate in the National Flood Insurance Program.

(b)           Unless the Credit Parties provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at the Credit Parties’ expense to protect Agent’s and Lenders’ interests, including interests in the Credit Parties’ and their Subsidiaries’ properties.  This insurance may, but need not, protect the Credit Parties’ and their Subsidiaries’ interests.  The coverage that Agent purchases may not pay any claim that any Credit Party or any Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Subsidiary in connection with said Property.  The Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that there has been obtained insurance as required by this Agreement.  If Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations.  The costs of the insurance may be more than the cost of insurance the Borrower may be able to obtain on its own.

4.7.           Payment of Obligations.  Such Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations and liabilities, including:

(a)           all tax liabilities, assessments and governmental charges or levies upon it or its Property, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(b)           all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(c)           all Indebtedness, as and when due and payable, but subject to any subordination provisions contained herein, in any other Loan Documents and/or in any instrument or agreement evidencing such Indebtedness;

(d)           the performance of all obligations under any Contractual Obligation to which such Credit Party or any of its Subsidiaries is bound, or to which it or any of its Property is subject, including the Related Agreements, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate,  a Material Adverse Effect; and

(e)           payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of any underfunded Benefit Plan.

4.8.           Compliance with Laws.  Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9.           Inspection of Property and Books and Records.  Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person.  Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and Agent shall have access at any and all times during the continuance thereof): (a) provide access to such property to Agent and any of its Related Persons, as frequently as Agent determines to be appropriate; and (b) permit Agent and any of its Related Persons to conduct field examinations, audit, inspect, and make extracts and copies (or take originals if reasonably necessary) from all of such Credit Party’s books and records, and evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, in each instance, at the Credit Parties’ expense; provided the Credit Parties shall only be obligated to reimburse Agent for the expenses of one such field examination, audit and inspection per calendar year or more frequently if an Event of Default has occurred and is continuing.  Any Lender may accompany Agent or its Related Persons in connection with any inspection at such Lender’s expense.

4.10.           Use of Proceeds.  The Borrower shall use the proceeds of the Loans solely as follows: (a) to pay on the Closing Date the purchase price for the Closing Date Acquisition and (b) to pay costs and expenses of the Related Transactions and costs and expenses required to be paid pursuant to Section 2.1.

4.11.           Cash Management Systems.  Within thirty (30) days following the Closing Date, each Credit Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than any payroll account so long as such payroll account is a zero balance account and withholding tax and fiduciary accounts) as of or after the Closing Date.

4.12.           Landlord Agreements.  Each Credit Party shall use commercially reasonable efforts to obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each leased property, bailee in possession of any Collateral or mortgagee of any owned property with respect to each location where any Collateral is stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent.

4.13.           Further Assurances.

(a)           Each Credit Party shall ensure that all written information, exhibits and reports furnished to Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)           Promptly upon request by Agent, the Credit Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document.  Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, the Credit Parties shall cause each of their Domestic Subsidiaries (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary)  and, to the extent no 956 Impact exists, Foreign Subsidiaries and Domestic Subsidiaries owned indirectly through a Foreign Subsidiary to guaranty the Obligations and to cause each such Subsidiary to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations hereinafter set forth, all of such Subsidiary’s Property to secure such guaranty.  Furthermore and except as otherwise approved in writing by Required Lenders, each Credit Party shall, and shall cause (x) each of its Domestic Subsidiaries (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary) to, pledge all of the Stock and Stock Equivalents of each of its Domestic Subsidiaries (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary) and First Tier Foreign Subsidiaries (provided that with respect to any First Tier Foreign Subsidiary, if a 956 Impact exists such pledge shall be limited to sixty-five percent (65%) of such Foreign Subsidiary’s outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of such Foreign Subsidiary’s outstanding non-voting Stock and Stock Equivalents) and (y) to the extent no 956 Impact exists, each of its Foreign Subsidiaries to, pledge all of the Stock and Stock Equivalent of each of its Subsidiaries, in each instance, to Agent, for the benefit of the Secured Parties, to secure the Obligations.  In connection with each pledge of Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank.  In the event any Credit Party or any Domestic Subsidiary (other than Domestic Subsidiaries owned indirectly through a Foreign Subsidiary) or, to the extent no 956 Impact exists, any Foreign Subsidiary or any Domestic Subsidiary owned indirectly through a Foreign Subsidiary, of any Credit Party acquires any Real Estate with a fair market value in excess of $100,000, simultaneously with such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Agent, (v) an appraisal complying with FIRREA, (w) within forty-five (45) days of receipt of notice from Agent that Real Estate is located in a Special Flood Hazard Area, Federal Flood Insurance as required by subsection 4.6(a), (x) a fully executed Mortgage, in form and substance reasonably satisfactory to Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to Agent, in form and substance and in an amount reasonably satisfactory to Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens, (y) then current A.L.T.A. surveys, certified to Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception and (z) an environmental site assessment prepared by a qualified firm reasonably acceptable to Agent, in form and substance satisfactory to Agent.  A “956 Impact” will be deemed to exist to the extent the issuance of a guaranty by, grant of a Lien by, or pledge of greater than two-thirds of the voting Stock and Stock Equivalents of, a Foreign Subsidiary, would result in material incremental income tax liability as a result of the application of Section 956 of the Code, taking into account actual anticipated repatriation of funds, foreign tax credits and other relevant factors.  In addition to the obligations set forth in subsections 4.6(a) and 4.13(b)(w), within forty-five (45) days after written notice from Agent to the Credit Parties that any Real Estate is located in a Special Flood Hazard Area, the Credit Parties shall satisfy the Federal Flood Insurance requirements of subsection 4.6(a).

4.14.           Environmental Matters.  Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate and Vessels, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Environmental Liability.  Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exist any Environmental Liabilities, then each Credit Party shall, promptly upon receipt of request from Agent, cause the performance of, and allow Agent and its Related Persons access to such Real Estate for the purpose of conducting such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request.  Such audits, assessments and reports, to the extent not conducted by Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.

4.15.           Vessels.

(a)           Borrower shall maintain the documentation of the Vessels that it owns under the laws of the United States of America (and shall ensure that the owner of each Vessel not owned by it maintains the documentation of such Vessels under the laws of the United States of America) and shall maintain the qualification of the Vessels to operate in the US coastwide trade.  Borrower will maintain, or will cause the owners of the Vessels to maintain, all proper licenses and permits in force at all times, and not do or permit anything to be done which might affect such documentation, registration or qualification.

(b)           Borrower shall or shall cause the operator of the Vessels to ensure that each of them:

(i)           will at all times preserve, repair and keep in thoroughly good and seaworthy repair and good order and condition the Vessels and all machinery and equipment and appurtenances thereto up to a modern standard of usage, and maintain the same consistently with the best practices in respect of similar vessels; and in any event, it will maintain each Vessel in such condition as will entitle her to be classified “+ 100 A1” by Lloyds Register of Shipping or an equivalent classification by The American Bureau of Shipping or by another classification society acceptable to the Lenders, to the extent applicable, and will furnish to the Agent, upon request, the certificate evidencing such classification; and at all times upon reasonable notice allow the Agent or its representatives access to each Vessel in order to view the state of repair; provided, that unless an Event of Default has occurred and is continuing, the Borrower shall not be required to pay the costs of such access (including liability insurance) or for more than one inspection per year;

(ii)           will not suffer or permit the Vessels to be used or navigated in any manner inconsistent with any of the marine insurance policies thereon, and it shall comply and shall require the master, officers and engineers of the Vessels from time to time and at all times to comply in all material respects with all statutory rules, regulations, by-laws and ordinances relating to the operation and navigation of the Vessels or which from time to time may be in force and applicable thereto;

(iii)           will warrant and defend the title to the Vessels and its possession thereof for the benefit of the Lenders against the claims and demands of all Persons whomsoever;

(iv)           will pay and discharge, upon the due date thereof, all debts, damages and liabilities which have given rise or may give rise to maritime or possessory liens on the Vessels or to claims enforceable by action in rem against any thereof or to any similar process so as to keep the Vessels free from arrest or detention, and, in the event of arrest or detention of a Vessel being threatened or effected, it will forthwith notify the Agent and shall take all steps and make all payments necessary to obtain the release thereof forthwith and no later than 15 days from the date of receiving notice of any such arrest or detention;

(v)           will not sell, mortgage or transfer any Vessel or any share or interest therein, in any manner, or agree to any charter of any Vessel, other than the Bareboat Charter Agreements, without the prior written consent of the Required Lenders, and any such written consent to any one mortgage, transfer or charter shall not be construed to be a waiver of this provision in respect of any subsequent mortgage, transfer or charter;

(vi)           will comply with and satisfy at all times the requirements of all requisite laws so as to maintain the Fleet Mortgage as a valid marine mortgage upon the Vessels and all of their accessories, appurtenances and equipment and all additions, improvements and replacements made in and to the Vessels and will not create, incur, cause or suffer to exist any Lien on the Vessels at any time other than Permitted Liens;

(vii)           will provide the Agent promptly with such information as may be requested by the Agent regarding the Vessels, their location and employment, the particulars of all tonnages, salvages and copies of all charters and contracts;

(viii)           will pay or cause to be paid, upon the due dates thereof, all Taxes, rates, fees, levies, fines, tolls, charges, duties, penalties, excises, assessments, disbursements and all other outgoings payable in respect of the Vessels and their use, ownership, documentation, registration and maintenance and, when requested by the Agent, produce all relevant receipts therefor:

(ix)           will permit Agent or its authorized representative, whenever reasonably requested by Agent, to review the survey files of each Vessel;

(x)           will promptly give notice to the Agent of (A) any notice of expropriation of a Vessel or action or proceeding which it believes might have a materially adverse effect on the financial condition of it or the Business; (B) all claims, proceedings or litigation in respect of a Vessel, whether or not any such claim, proceeding or litigation is covered by insurance; (C) any violation of any law, statute, rule or regulation which does or may materially adversely affect the operation of a Vessel; (D) any Lien registered against a Vessel; and (E) any material change proposed to be made in the structure, type or speed of a Vessel and will not permit to be made any such change which could reasonably be expected to prejudice the interests of the Lenders;

(xi)           will cause to be carried with each Vessel’s papers on board such Vessel a certified copy of the Fleet Mortgage, and of any amendments or supplements hereto or assignments hereof, and to exhibit the same on demand, to any person having business with such Vessel and to any representative of the Borrower or the Lenders.  Unless otherwise approved by the Lenders, a notice reading as follows, printed in plain type of such size that each paragraph of reading matter shall cover a space not less than six (6) inches wide by nine (9) inches high, and framed under glass, shall be placed and kept prominently displayed on each Vessel:

NOTICE OF MORTGAGE (US registered Vessels)

This Vessel is covered by a First Preferred Fleet Mortgage dated as of February 11, 2011 in favor of General Electric Capital Corporation, as Agent (the “Mortgagee”), under authority of Chapter 313, Title 46 of the United States Code.  Under the terms of said Mortgage, none of the Shipowner, any charterer, the Master of this Vessel, or any other person or entity has any right, power or authority to create, incur or permit to be imposed upon this Vessel any lien whatsoever other than the lien of said Mortgage and liens for current crew’s wages, general average, salvage and liens incurred in the ordinary course of operation of the Vessel which are not yet due and payable.

Such notice shall be changed to reflect the identity of any successor to a Credit Party or the Agent; and

(xii)           shall, upon request, provide Agent with information relating to the refitting, winter work or dry dock surveying of the Vessels including information as to the progress, timing and cost thereof.

4.16.           Standby Letter of Credit.  Within thirty (30) days following the Closing Date, Borrower shall have obtained from Parent and delivered to Agent a standby letter of credit for the benefit of the Agent and the Lenders with a face amount of $400,000 which is available for draw at any time that an Event of Default has occurred and is continuing.  Such letter of credit shall have a one-year term, be renewable annually and be issued by an financial institution, and otherwise have terms and conditions, acceptable to the Agent.  Following delivery, the amount of face amount of such letter of credit may thereafter be modified in accordance with Section 6.3 hereof.

4.17.           Customer Contracts.

(a)           Borrower shall maintain all vessel transportation agreements (each a “VTA”) subchartered from KK Integrated Shipping, LLC in accordance with the applicable Sub-Contracting Agreement.  Borrower shall use commercially reasonable efforts to obtain consents from each customer to a VTA to the assignment of such VTA to it within thirty (30) days following the Closing Date.  Borrower shall maintain at all times VTAs (including all VTAs subchartered to it as described in the first sentence hereof) providing for at least seventy-five percent (75%) of capacity of the Vessels, on terms and conditions consistent with those in effect on the Closing Date.

(b)           Borrower shall use commercially reasonable efforts to obtain the consent of each customer to a VTA to the pledge by the Borrower of such VTA to the Agent.

ARTICLE V

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Term Loan Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

5.1.           Limitation on Liens.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)           any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1 securing Indebtedness outstanding on such date and permitted by subsection 5.5(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by subsection 5.5(c);

(b)           any Lien created under any Loan Document;

(c)           Liens for taxes, fees, assessments or other governmental charges (i) which are not past due or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7;

(d)           carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e)           Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f)           Liens consisting of judgment or judicial attachment liens (other than for payment of taxes, assessments or other governmental charges), provided that the enforcement of such Liens is effectively stayed and all such Liens secure claims in the aggregate at any time outstanding for the Credit Parties and their Subsidiaries not exceeding $100,000;

(g)           easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;

(h)           Liens on any Property acquired or held by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under subsection 5.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction and the proceeds thereof, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property;

(i)           Liens securing Capital Lease Obligations permitted under subsection 5.5(d);

(j)           any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(k)           Liens arising from precautionary uniform commercial code financing statements filed under any lease permitted by this Agreement;

(l)           non-exclusive licenses and sublicenses granted by a Credit Party or any Subsidiary of a Credit Party and leases and subleases (by a Credit Party or any Subsidiary of a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering with the business of the Credit Parties or any of their Subsidiaries;

(m)           Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under Section 4-208 of the Uniform Commercial Code;

(n)           Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(o)           Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary of the Borrower in the Ordinary Course of Business; and

(p)           Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business.

5.2.           Disposition of Assets.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Subsidiary of any Credit Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a)           dispositions of worn-out or surplus equipment, all in the Ordinary Course of Business;

(b)           dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 1.7; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than 50% of the aggregate sales price from such disposition shall be paid in cash, (iii) the aggregate fair market value of all assets so sold by the Credit Parties and their Subsidiaries, together, shall not exceed in any Fiscal Year $250,000 and (iv) after giving effect to such disposition, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered;

(c)           dispositions of Cash Equivalents; and

(d)           transactions permitted under subsection 5.1(l).

5.3.           Consolidations and Mergers.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except upon not less than five (5) Business Days prior written notice to Agent, (a) any Subsidiary of the Borrower may merge with, or dissolve or liquidate into, the Borrower or a Wholly-Owned Subsidiary of the Borrower which is a Domestic Subsidiary, provided that Borrower or such Wholly-Owned Subsidiary which is a Domestic Subsidiary shall be the continuing or surviving entity and all actions reasonably required by Agent, including actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Agent, shall have been completed, and (b) any Foreign Subsidiary may merge with or dissolve or liquidate into another Foreign Subsidiary provided if a First Tier Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, such First Tier Foreign Subsidiary shall be the continuing or surviving entity.

5.4.           Loans and Investments.  No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire, or make any commitment to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or purchase or commit to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including the Borrower, any Affiliate of the Borrower or any Subsidiary of the Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a)           Investments in cash and Cash Equivalents;

(b)           extensions of credit by any Credit Party (other than Holdings) to any other Credit Party (other than Holdings);

(c)           loans and advances to employees in the Ordinary Course of Business not to exceed $50,000 to any employee and  $100,000 in the aggregate at any time outstanding;

(d)           Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to subsection 5.2(b);

(e)           Investments acquired in connection with the settlement of delinquent accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;

(f)           Investments consisting of non-cash loans made by Holdings to officers, directors and employees of a Credit Party which are used by such Persons to purchase simultaneously Stock or Stock Equivalents of Holdings;

(g)           Investments existing on the Closing Date and set forth on Schedule 5.4;

(h)           Investments comprised of Contingent Obligations permitted by Section 5.9;

(i)           purchases of all or substantially all of the assets of another Person which constitute Permitted Vessel Purchases to the extent such assets consist exclusively of vessels and property incident to the operation of such vessels; and

(j)           Investments by Holdings in Borrower in connection with a Permitted Vessel Purchase.

5.5.           Limitation on Indebtedness.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)           the Obligations;

(b)           Indebtedness consisting of Contingent Obligations described in clause (i) of the definition thereof and permitted pursuant to Section 5.9;

(c)           Indebtedness existing on the Closing Date and set forth in Schedule 5.5 including Permitted Refinancings thereof;

(d)           Indebtedness not to exceed $50,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by subsection 5.1(h) and Permitted Refinancings thereof;

(e)           unsecured intercompany Indebtedness permitted pursuant to subsection 5.4(b);

(f)           the Seller Note and the deferred purchase price payments required to be paid to the Sellers in accordance with the terms of the Purchase Agreement; and

(g)           other unsecured Indebtedness not exceeding in the aggregate at any time outstanding $100,000.

5.6.           Transactions with Affiliates.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of Borrower or of any such Subsidiary, except:

(a)           as expressly permitted by this Agreement;

(b)           in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Borrower or such Subsidiary and which are disclosed in writing to Agent; provided, further, that in no event shall a Credit Party or any Subsidiary of a Credit Party perform or provide any management, consulting, administrative or similar services to or for any Person other than another Credit Party, a Subsidiary of a Credit Party or a customer who is not an Affiliate in the Ordinary Course of Business;

(c)           the transactions contemplated under the Administrative Services Agreement; and

(d)           the transactions contemplated under the Bareboat Charter Agreements.

5.7.           Fees and Compensation.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party except:

(a)           payment of reasonable compensation to officers and employees for actual services rendered to the Credit Parties and their Subsidiaries in the Ordinary Course of Business;

(b)           payment of directors’ fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings not to exceed in the aggregate, with respect to all such items, $10,000 in any Fiscal Year of the Borrower; and

(c)           payment of a service fee to Lower Lakes Transportation Company pursuant to the terms of the Administrative Services Agreement.

5.8.           Use of Proceeds.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.9.           Contingent Obligations.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a)           endorsements for collection or deposit in the Ordinary Course of Business;

(b)           Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Closing Date and listed in Schedule 5.9, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Credit Parties or their Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(c)           Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;

(d)           Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under subsection 5.2(b);

(e)           Contingent Obligations arising under guarantees made in the Ordinary Course of Business of obligations of any Credit Party (other than Holdings), which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent;

(f)           Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeals bonds, performance bonds and other similar obligations; and

(g)           other Contingent Obligations not exceeding $250,000 in the aggregate at any time outstanding.

5.10.           Compliance with ERISA.  No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect.  No Credit Party shall cause or suffer to exist any event that could result in the imposition of a Lien with respect to any Benefit Plan.

5.11.           Restricted Payments.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”); except that any Wholly-Owned Subsidiary of Borrower may declare and pay dividends to Borrower or any Wholly-Owned Subsidiary of Borrower, and except that:

(a)           in the event the Borrower files a consolidated, combined, unitary or similar type income tax return with Holdings and Parent, the Borrower may make distributions to Holdings and Holdings may make distributions to Parent to permit Parent to pay federal and state income taxes then due and payable, franchise taxes and other similar licensing expenses incurred in the Ordinary Course of Business provided, that the amount of such distribution shall not be greater than the amount of such taxes or expenses that would have been due and payable by Holdings and its relevant Subsidiaries had Holdings and the Borrower not filed a consolidated, combined, unitary or similar type return with Parent;

(b)           the Borrower may declare and pay dividends to Holdings in the amount required by Holdings to make deferred purchase price payments to the Sellers in accordance with the terms of the Purchase Agreement and Holdings may make such payments to Sellers in an aggregate amount not to exceed $50,000 in any calendar month;

(c)           the Credit Parties may pay, as and when due and payable, payments due under the Seller Note solely to the extent permitted under the Seller Note; and

(d)           the Borrower may declare and pay dividends to Holdings who may pay dividends to Parent so long as (i) no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment, (ii) after giving effect to such Restricted Payment, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered and (iii) after giving effect to such Restricted Payment, the aggregate amount of unrestricted cash and Cash Equivalents held by Borrower is not less than $500,000.

5.12.           Change in Business.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any line of business substantially different from those lines of business carried on by it on the date hereof.  Holdings shall not engage in any business activities or own any Property other than (i) ownership of the Stock and Stock Equivalents of the Borrower, (ii) activities and contractual rights incidental to maintenance of its corporate existence and (iii) performance of its obligations under the Related Agreements to which it is a party.

5.13.           Change in Structure.  Except as expressly permitted under Section 5.3, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to amend any of its Organization Documents in any material respect or in any respect adverse to Agent or Lenders.

5.14.           Changes in Accounting, Name and Jurisdiction of Organization.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization, in the case of clauses (iii) and (iv), without at least twenty (20) days’ prior written notice to Agent and the acknowledgement of Agent that all actions required by Agent, including those to continue the perfection of its Liens, have been completed.

5.15.           Amendments to Related Agreements and Subordinated Indebtedness.

(a)           No Credit Party shall and no Credit Party shall permit any of its Subsidiaries, to (i) amend, supplement, waive or otherwise modify any provision of any Related Agreement (other than the Seller Note) in a manner adverse to Agent or Lenders or which would reasonably be expected to have a Material Adverse Effect, or (ii) take or fail to take any action under any Related Agreement that would reasonably be expected to have a Material Adverse Effect.

(b)           No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries directly or indirectly to, change or amend the terms of the Seller Note if the effect of such change or amendment is to: (A) increase the interest rate on such Indebtedness; (B) shorten the dates upon which payments of principal or interest are due on such Indebtedness; (C) add or change in a manner adverse to the Credit Parties any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (D) change in a manner adverse to the Credit Parties the prepayment provisions of such Indebtedness; (E) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (F) change or amend any other term if such change or amendment would materially increase the obligations of the Credit Parties or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Credit Parties, Agent or Lenders.

5.16.           No Negative Pledges.

(a)           No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or Subsidiary to pay dividends or make any other distribution on any of such Credit Party’s or Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to the Borrower or any other Credit Party.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of Agent, whether now owned or hereafter acquired except in connection with any document or instrument governing Liens permitted pursuant to subsections 5.1(h) and 5.1(i) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens.

(b)           No Credit Party shall issue any Stock or Stock Equivalents (i) if such issuance would result in an Event of Default under subsection 7.1(k) and (ii) unless such Stock and Stock Equivalents are pledged to Agent, for the benefit of the Secured Parties, as security for the Obligations, on substantially the same terms and conditions as the Stock and Stock Equivalents of the Credit Parties owned by Holdings are pledged to Agent as of the Closing Date.

5.17.           OFAC; Patriot Act.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Sections 3.27 and 3.28.

5.18.           Sale-Leasebacks.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

5.19.           Hazardous Materials.  No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any Real Estate (whether or not owned by any Credit Party or any Subsidiary of any Credit Party), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.20.           No Acquisitions.  No Credit Party shall enter into any Acquisition.

5.21.           Vessel Purchases.  No Credit Party may purchase any vessel unless each of the following conditions shall have been satisfied:

(a)           the vessel shall operate exclusively in the Great Lakes in a line of service substantially the same as that undertaken by the Vessels;

(b)           the Borrower shall have notified Agent and Lenders of such proposed purchase at least thirty (30) days prior to the consummation thereof and furnished to Agent and Lenders at least fifteen (15) days prior to the consummation thereof (1) an executed term sheet and/or letter of intent (setting forth in reasonable detail the terms and conditions of such purchase) and, at the request of Agent, such other information and documents that Agent may request, including, without limitation, executed counterparts of the respective agreements, documents or instruments pursuant to which such purchase is to be consummated, any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (2) pro forma financial statements of Holdings and its Subsidiaries after giving effect to the consummation of such purchase, (3) a certificate of a Responsible Officer of the Borrower demonstrating on a pro forma basis compliance with the covenants set forth in Article VI after giving effect to the consummation of such purchase, (4) an appraisal of the vessel, in form and substance satisfactory to the Agent, (5) a description of how Borrower intends to finance such purchase, including the amount of any incremental Term Loan Borrower intends to request pursuant to Section 1.11 hereof, and (6) copies of such other agreements, instruments and other documents as Agent reasonably shall request;

(c)           Agent shall have received, for the benefit of the Secured Parties, a collateral assignment of the seller’s representations, warranties and indemnities to the Borrower or any of its Subsidiaries under the purchase documents;

(d)           no Default or Event of Default shall then exist or would exist after giving effect thereto;

(e)           after giving effect to such purchase, the Borrower shall have unrestricted cash and Cash Equivalents at least equal to $500,000; and

(f)           the total consideration paid or payable (including without limitation, all transaction costs, assumed Indebtedness and Liabilities incurred, assumed or reflected on a consolidated balance sheet of the Credit Parties and their Subsidiaries after giving effect to such purchase and the maximum amount of all deferred payments, including earnouts) for all vessel purchases consummated during (i) any Fiscal Year shall not exceed $30,000,000 in the aggregate for all such purchases and (ii) the term of this Agreement shall not exceed $50,000,000 in the aggregate for all such purchases.

5.22.           Material Contracts.  No Credit Party shall amend or terminate a Material Contract in any way that would be materially detrimental to the business of the Credit Parties taken as a whole.

5.23.           Salt Water Operation.  No Credit Party shall operate the Vessels in salt water for any period of time without the consent of the Lenders.

5.24.           Bareboat Charter Agreements.  No Credit Party shall either (a) permit the Bareboat Charter Agreements to be terminated or agree to amend their terms in any manner unfavorable from the perspective of such Credit Party or (b) permit any sub-bareboat charter of any Vessel, without in any such case first obtaining the prior written consent of the Required Lenders, which consent shall not be unreasonably withheld.

ARTICLE VI

FINANCIAL COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Term Loan Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

6.1.           Leverage Ratio.  The Credit Parties shall not permit the Leverage Ratio as of any date set forth below to be greater than the maximum ratio set forth in the table below opposite such date:

Date	Maximum Leverage Ratio
March 31, 2012	4.00:1.00
March 31, 2013	3.75:1.00
March 31, 2014	3.50:1.00

“Leverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

6.2.           Fixed Charge Coverage Ratio.  The Credit Parties shall not permit the Fixed Charge Coverage Ratio for the twelve fiscal month period (or such shorter period commencing on April 1, 2011) ending on the last day of any Fiscal Quarter to be less than 1.20 to 1.00.  “Fixed Charge Coverage Ratio” shall be calculated in the manner set forth in Exhibit 4.2(b).

6.3.           Minimum Appraised Value to Term Loan Outstandings.

(a)           Credit Parties shall have on a consolidated basis, at the end of each Fiscal Year, a ratio of (i) the aggregate appraised orderly liquidation value of the Vessels as of such date to (ii) (A) the aggregate principal amount outstanding of the Term Loans as of such date, less (B) the amount available to be drawn of any letter of credit delivered pursuant to Section 4.17, of not less than 1.25 to 1.00.

(b)           Notwithstanding the foregoing, if the covenant set forth in paragraph (a) above is not satisfied, then if within 30 days after the date such breach is required to be reported to Agent, Borrower causes the amount of the letter of credit to be increased so that such requirement would be satisfied, then such breach shall be deemed not to have occurred. In addition, if after giving effect to any calculation it is determined that if the amount of the letter of credit were reduced the Borrower would still be in compliance with the covenant set forth in paragraph (a), at the Borrower’s request, Agent shall consent to a reduction of the letter of credit in the minimum amount necessary to remain in compliance with such covenant.

ARTICLE VII

EVENTS OF DEFAULT

7.1.           Event of Default.  Any of the following shall constitute an “Event of Default”:

(a)           Non-Payment.  Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document (other than the Fee Letter); or

(b)           Representation or Warranty.  Any representation,  warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made; or

(c)           Specific Defaults.  Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of subsection 4.2(a), 4.2(b), 4.3(a) or 9.10(d), Sections 4.1, 4.6, 4.9, 4.10, 4.15, 4.16, 4.17, Article V or Article VI hereof or the Fee Letter; or

(d)           Other Defaults.  Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower by Agent or Required Lenders; or

(e)           Cross-Default.  Any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $250,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation (other than Contingent Obligations owing by one Credit Party with respect to the obligations of another Credit Party permitted hereunder), if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

(f)           Insolvency; Voluntary Proceedings.  The Borrower, individually, ceases or fails, or the Credit Parties and their Subsidiaries on a consolidated basis, cease or fail, to be Solvent, or any Credit Party or any Subsidiary of any Credit Party: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g)           Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary of any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person’s Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or any Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary of any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

(h)           Monetary Judgments.  One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability of $250,000 or more (excluding amounts covered by insurance to the extent the relevant independent third-party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof; or

(i)           Non-Monetary Judgments.  One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate,  a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j)           Collateral.  Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party party thereto or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason (other than the failure of Agent to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or

(k)           Ownership.  (i) Parent ceases to, directly or indirectly, possess the right to elect (through contract, ownership of voting securities or otherwise) at all times a majority of the board of directors (or similar governing body) of Holdings and to direct the management policies and decisions of Holdings; (ii) Parent ceases to own one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of Holdings; or (iii) Holdings ceases to own one hundred percent (100%) of the issued and outstanding Stock and Stock Equivalents of Borrower, in each instance in clauses (ii) and (iii), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of Agent, for the benefit of the Secured Parties; or

(l)           Invalidity of Subordination Provisions.  The subordination provisions of the Seller Note or any agreement or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions; or

(m)           Damage; Casualty.  Any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities generating more than 15% of Borrower’s revenues for the Fiscal Year preceding such event cease or are substantially curtailed and such cessation or curtailment continues for more than thirty (30) days; provided, that for greater certainty, neither (i) the commencement of the winter season and the cessation of the operation of the Vessels by the Credit Parties as a consequence thereof or (ii) the temporary lay-up from service of any Vessels in the ordinary course of business shall constitute an Event of Default; or

(n)           Material Contracts.  Any default or breach by a Credit Party occurs and is continuing under any Material Contract or any Material Contract shall be terminated and not replaced with a new contract on substantially similar terms, in either case, where the result thereof would result in a Material Adverse Effect; or

(o)           Bareboat Charter Agreements.  Any default under, breach in respect of or termination of, any Bareboat Charter Agreement shall occur that allows any party to such agreement to terminate such agreement; or

(p)           U.S. Citizenship.  Any failure by a Credit Party to be a citizen of the United States as defined in Sections 2(a) and 2(b) of the Shipping Act, 1916, as amended, for the purpose of owning and operating a Vessel in the US coastwise trade.

7.2.           Remedies.  Upon the occurrence and during the continuance of any Event of Default, Agent may, and shall at the request of the Required Lenders:

(a)           declare all or any portion of the Term Loan Commitment of each Lender to make Loans to be suspended or terminated, whereupon such Term Loan Commitments shall forthwith be suspended or terminated;

(b)           declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection 7.1(f) or 7.1(g) above (in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent or any Lender.

7.3.           Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE VIII

AGENT

8.1.           Appointment and Duties.

(a)           Appointment of Agent.  Each Lender hereby appoints GE Capital (together with any successor Agent pursuant to Section 8.9) as Agent hereunder and authorizes Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

(b)           Duties as Collateral and Disbursing Agent.  Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 7.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Secured Parties with respect to the Credit Parties and/or the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)           Limited Duties.  Under the Loan Documents, Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in subsection 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document  to refer to Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

8.2.           Binding Effect.  Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

8.3.           Use of Discretion.

(a)           No Action without Instructions.  Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(b)           Right Not to Follow Certain Instructions.  Notwithstanding clause (a) above, Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against Agent or any Related Person thereof or (ii) that is, in the opinion of Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

(c)           Exclusive Right to Enforce Rights and Remedies.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with the Loan Documents for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 9.11 or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 7.2 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

8.4.           Delegation of Rights and Duties.  Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party).  Any such Person shall benefit from this Article VIII to the extent provided by Agent.

8.5.           Reliance and Liability.

(a)           Agent may, without incurring any liability hereunder, (i) treat the payee of any Term Note as its holder until such Term Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)           None of Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, Holdings, the Borrower and each other Credit Party hereby waive and shall not assert (and each of Holdings and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, Agent:

(i)           shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(ii)           shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)           makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents; and

(iv)           shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, Holdings and the Borrower hereby waives and agrees not to assert (and each of Holdings and the Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

8.6.           Agent Individually.  Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor.  To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender or as one of the Required Lenders.

8.7.           Lender Credit Decision.

(a)           Each Lender acknowledges that it shall, independently and without reliance upon Agent, any Lender or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of Agent or any of its Related Persons.

(b)           If any Lender has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender acknowledges that, notwithstanding such election, Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Agent and the Credit Parties upon request therefor by Agent or the Credit Parties. Notwithstanding such Lender’s election to abstain from receiving MNPI, such Lender acknowledges that if such Lender chooses to communicate with Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

8.8.           Expenses; Indemnities.

(a)           Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)           Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c)           To the extent required by any applicable law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses.  Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under this Section 8.8(c).

8.9.           Resignation of Agent.

(a)           Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective.  If Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent.  If, within 30 days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders.  Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b)           Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

8.10.           Release of Collateral or Guarantors.  Each Lender hereby consents to the release and hereby directs Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)           any Subsidiary of the Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 4.13; and

(b)           any Lien held by Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 4.13 after giving effect to such transaction have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon subsection 5.1(h) or (i) and (iii) all of the Collateral and all Credit Parties, upon (A) payment and satisfaction in full of all Loans and all other Obligations under the Loan Documents that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (B) deposit of cash collateral with respect to all contingent Obligations in amounts and on terms and conditions and with parties satisfactory to Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations as to which no claim has been asserted) and (C) to the extent requested by Agent, receipt by Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance acceptable to Agent.

Each Lender hereby directs Agent, and Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.

8.11.           Additional Secured Parties.  The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Agent, shall confirm such agreement in a writing in form and substance acceptable to Agent) this Article VIII, Section 9.3, Section 9.9, Section 9.10, Section 9.11, Section 9.17, Section 9.24 and Section 10.1 and the decisions and actions of Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by Section 8.8 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (b) each of Agent and the Lenders shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

ARTICLE IX

MISCELLANEOUS

9.1.           Amendments and Waivers.

(a)           No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Agent, the Required Lenders (or by Agent with the consent of the Required Lenders), and the Borrower and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by Agent with the consent of all the Lenders directly affected thereby), in addition to Agent, the Required Lenders (or by Agent with the consent of the Required Lenders) and the Borrower, do any of the following:

(i)           increase or extend the Term Loan Commitment of any Lender (or reinstate any Term Loan Commitment terminated pursuant to subsection 7.2(a));

(ii)           postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.7 (other than scheduled installments under subsection 1.7(a)) may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);

(iii)           reduce the principal of, or the rate of interest specified herein (it being agreed that waiver of the default interest margin shall only require the consent of Required Lenders) or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document;

(iv)           amend or modify subsection 1.9(c);

(v)           change the percentage of the Term Loan Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(vi)           amend this Section 9.1 or the definition of Required Lenders or any provision providing for consent or other action by all Lenders; or

(vii)           discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (v), (vi) and (vii).

(b)           No amendment, waiver or consent shall, unless in writing and signed by Agent, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Agent under this Agreement or any other Loan Document.

(c)           Notwithstanding anything to the contrary contained in this Section 9.1, (x) the Borrower may amend Schedules 3.19 and 3.21 upon notice to Agent, (y) Agent may amend Schedule 1.1 to reflect Sales entered into pursuant to Section 9.9, and (z) Agent and the Borrower may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein, or (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Credit Parties.

(d)           Notwithstanding anything to the contrary contained in this Section 9.1, any incremental Term Loan made in accordance with Section 1.11 shall not require the consent of the Agent or the Lenders.

9.2.           Notices.

(a)           Addresses.  All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to Agent prior to such posting, (iii) posted to any  other E-System approved by or set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower and Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower and Agent.  Transmissions made by electronic mail or E-Fax to Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to Borrower, and (z) if receipt of such transmission is acknowledged by Agent.

(b)           Effectiveness.

(i)           All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.

(ii)           The posting, completion and/or submission by any Credit Party of any communication pursuant to an E-System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

(c)           Each Lender shall notify Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Agent shall reasonably request.

9.3.           Electronic Transmissions.

(a)           Authorization.  Subject to the provisions of subsection 9.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein.  Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)           Signatures.  Subject to the provisions of subsection 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each other Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)           Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

(d)           LIMITATION OF LIABILITY.  ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN.  NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS.  Each of the Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4.           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  No course of dealing between any Credit Party, any Affiliate of any Credit Party, Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5.           Costs and Expenses.  Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein.  In addition, the Borrower agrees to pay or reimburse upon demand (a) Agent for all reasonable out-of-pocket costs and expenses incurred by it or any of its Related Persons (but only to the extent Agent or its Affiliates are required to reimburse such Related Persons), in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of Agent, the cost of environmental audits, Collateral audits and appraisals, background checks and similar expenses, to the extent permitted hereunder, (b) Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by Agent for its examiners), (c) each of Agent and its Related Persons for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, Obligation or Related Transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs and (d) fees and disbursements of Attorney Costs of one law firm on behalf of all Lenders (other than Agent) incurred in connection with any of the matters referred to in clause (c) above.

9.6.           Indemnity.

(a)           Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Related Agreement, any Obligation (or the repayment thereof), the use or intended use of the proceeds of any Loan or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys’ fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  Furthermore, each of the Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

(b)           Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities imposed on, incurred by or asserted against any Indemnitee, including those arising from, or otherwise involving, any property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any Real Estate of any Credit Party or any Related Person of any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

9.7.           Marshaling; Payments Set Aside.  No Secured Party shall be under any obligation to marshal any property in favor of any Credit Party or any other Person or against or in payment of any Obligation.  To the extent that any Secured Party receives a payment from Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8.           Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided further that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

9.9.           Assignments and Participations; Binding Effect.

(a)           Binding Effect.  This Agreement shall become effective when it shall have been executed by Holdings, the Borrower, the other Credit Parties signatory hereto and Agent and when Agent shall have been notified by each Lender that such Lender has executed it.  Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, Holdings, the Borrower, the other Credit Parties hereto (in each case except for Article VIII), Agent and each Lender receiving the benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party and, in each case, their respective successors and permitted assigns.  Except as expressly provided in any Loan Document (including in Section 8.9), none of Holdings, the Borrower, any other Credit Party, or Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)           Right to Assign.  Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Term Loan Commitment and its rights and obligations with respect to Loans) to (i) any existing Lender (other than a Non-Funding Lender or Impacted Lender), (ii) any Affiliate or Approved Fund of any existing Lender (other than a Non-Funding Lender or Impacted Lender) or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to Agent and, as long as no Event of Default is continuing, the Borrower (which acceptance shall be deemed to have been given unless an objection is delivered to Agent within five (5) Business Days after notice of a proposed Sale is delivered to the Borrower); provided, however, that (w) such Sales must be ratable among the obligations owing to and owed by such Lender with respect to the Term Loan, (x) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans and Term Loan Commitments subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower (to the extent Borrower’s consent is otherwise required) and Agent, (y) interest accrued prior to and through the date of any such Sale may not be assigned, and (z) such Sales by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to Agent’s prior written consent in all instances, unless in connection with such sale, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in subsection 1.10(c)(iv).  Agent’s refusal to accept a Sale to a Credit Party, an Affiliate of a Credit Party, a holder of Subordinated Indebtedness or an Affiliate of such a holder, or to a Person that would be a Non-Funding Lender or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, shall not be deemed to be unreasonable.

(c)           Procedure.  The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Term Note subject to such Sale (or any affidavit of loss therefor acceptable to Agent), any tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent).  Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of subsection 9.9(b),  upon Agent (and the Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)           Effectiveness.  Subject to the recording of an Assignment by Agent in the Register pursuant to subsection 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Term Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Term Loan Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e)           Grant of Security Interests.  In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)           Participants and SPVs.  In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loan); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to subsection 10.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of subsection 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of subsection 9.1(a).  No party hereto shall institute (and the Borrower and Holdings shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability).  The agreement in the preceding sentence shall survive the termination of the Term Loan Commitment and the payment in full of the Obligations.

9.10.           Non-Public Information; Confidentiality.

(a)           Non-Public Information.  Agent and each Lender acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state securities laws and regulations).

(b)           Confidential Information.  Each Lender and Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential, except that such information may be disclosed (i) with the Borrower’s consent, (ii) to Related Persons of such Lender or Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, and to their respective Related Persons, in each case to the extent such assignees, investors, participants, or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender or Agent or any of their Related Persons.  In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.

(c)           Tombstones.  Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower’s or any other Credit Party’s name, product photographs, logo or trademark.  Agent or such Lender shall provide a draft of any advertising material to Borrower for review and comment prior to the publication thereof.

(d)           Press Release and Related Matters.  No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which Agent is party without the prior consent of GE Capital except to the extent required to do so under applicable Requirements of Law and then, only after consulting with GE Capital.

(e)           Distribution of Materials to Lenders.  The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders by posting such Borrower Materials on an E-System. The Credit Parties authorize Agent to download copies of their logos from its website and post copies thereof on an E-System.

(f)           Material Non-Public Information.  The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the United States, they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of United States federal and state securities laws as “PUBLIC”. The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Agent and the Lenders shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of United States federal and state securities laws. The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Credit Parties or Agent (including, Notices of Borrowing, Notices of Conversion/Continuation and any similar requests or notices posted on or through an E-System). Before distribution of any Borrower Materials, the Credit Parties agree to execute and deliver to Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

9.11.           Set-off; Sharing of Payments.

(a)           Right of Setoff.  Each of Agent, each Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Agent, such Lender or any of their respective Affiliates to or for the credit or the account of the Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured.  No Lender shall exercise any such right of setoff without the prior consent of Agent or Required Lenders.  Each of Agent and each Lender agrees promptly to notify the Borrower and Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Agent, the Lenders, their Affiliates and the other Secured Parties, may have.

(b)           Sharing of Payments, Etc.  If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 9.9 or Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation.  If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Agent as required pursuant to subsection 1.10(c).

9.12.           Counterparts; Facsimile Signature.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13.           Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.14.           Captions.  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15.           Independence of Provisions.  The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16.           Interpretation.  This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Agent, each Lender and other parties hereto, and is the product of all parties hereto.  Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Agent merely because of Agent’s or Lenders’ involvement in the preparation of such documents and agreements.  Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17.           No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, Agent and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  Neither Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18.           Governing Law and Jurisdiction.

(a)           Governing Law.  The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement (including, without limitation, any claims sounding in contract or tort law arising out of the subject matter hereof and any determinations with respect to post-judgment interest).

(b)           Submission to Jurisdiction.  Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York  and, by execution and delivery of this Agreement, the Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents.  The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c)           Service of Process.  Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein).  Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(d)           Non-Exclusive Jurisdiction.  Nothing contained in this Section 9.18 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

9.19.           Waiver of Jury Trial.  THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20.           Entire Agreement; Release; Survival.

(a)           THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER,  CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b)           Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents.  In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  Each of Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)           (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses), and 9.6 (Indemnity), and Articles (VIII) Agent and  X (Taxes, Yield Protection and Illegality), and (ii) the provisions of Section 8.1 of the Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Term Loan Commitment and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

9.21.           Patriot Act.  Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

9.22.           Replacement of Lender.  Within forty-five days after: (i) receipt by the Borrower of written notice and demand from any Lender (an “Affected Lender”) for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6; or (ii) any failure by any Lender (other than Agent or an Affiliate of Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrower may, at its option, notify Agent and such Affected Lender (or such non-consenting Lender) of the Borrower’s intention to obtain, at the Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender (or such non-consenting Lender), which Replacement Lender shall be reasonably satisfactory to Agent.  In the event the Borrower obtains a Replacement Lender within forty-five (45) days following notice of its intention to do so, the Affected Lender (or such non-consenting Lender) shall sell and assign its Loans and Term Loan Commitment to such Replacement Lender, at par, provided that the Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment.  In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower, the Replacement Lender and Agent, shall be effective for purposes of this Section 9.22 and Section 9.9.  Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, the Agent may, but shall not be obligated to, obtain a Replacement Lender and execute an Assignment on  behalf of such Non-Funding Lender or Impacted Lender at any time with three (3) Business’ Days prior notice to such Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Term Loan Commitment to be sold and assigned, in whole or in part, at par.  Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

9.23.           Joint and Several.  The obligations of the Credit Parties hereunder and under the other Loan Documents are joint and several.  Without limiting the generality of the foregoing, reference is hereby made to Article II of the Guaranty and Security Agreement, to which the obligations of Borrower and the other Credit Parties are subject.

9.24.           Creditor-Debtor Relationship.  The relationship between Agent and each Lender, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor.  No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

ARTICLE X

TAXES, YIELD PROTECTION AND ILLEGALITY

10.1.           Taxes.

(a)           Except as otherwise provided in this Section 10.1, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding Excluded Taxes, the “Taxes”).

(b)           If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Agent.

(c)           In addition, the Borrower agrees to pay, and authorizes Agent to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”).  Within 30 days after the date of any payment of Taxes or Other Taxes by any Credit Party, the Borrower shall furnish to Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof.

(d)           The Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  A certificate of the Secured Party (or of Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to Agent, shall be conclusive, binding and final for all purposes, absent manifest error.  In determining such amount, Agent and such Secured Party may use any reasonable averaging and attribution methods.

(e)           Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f)           (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law,  is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of each of the following, as applicable:  (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents.  Unless the Borrower and Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(i)           Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower or Agent (or, in the case of a participant or SPV, the relevant Lender), provide Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(ii)           Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to Agent.

(iii)           If a payment made to a Non-U.S. Lender Party would be subject to United States federal withholding tax imposed by FATCA if such Non-U.S. Lender Party fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender Party shall deliver to Agent and Borrower any documentation under any Requirement of Law or reasonably requested by the Agent or Borrower sufficient for Agent or Borrower to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with such applicable reporting requirements.

10.2.           Illegality.  If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrower through Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

(a)           Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

(b)           If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower may elect, by giving notice to such Lender through Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

(c)           Before giving any notice to Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

10.3.           Increased Costs and Reduction of Return.

(a)           If any Lender shall determine that, due to either (i) the introduction of, or any change in, or in the interpretation of, any Requirement of Law or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Rate Loans, then the Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs; provided, that the Borrower shall not be required to compensate any Lender pursuant to this subsection 10.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender notifies the Borrower, in writing of the increased costs and of such Lender’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)           If any Lender shall have determined that:

(i)           the introduction of any Capital Adequacy Regulation;

(ii)           any change in any Capital Adequacy Regulation;

(iii)           any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv)           compliance by such Lender (or its Lending Office) or any entity controlling the Lender, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or any entity controlling such Lender and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Term Loan Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender (with a copy to Agent), the Borrower shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender (or the entity controlling the Lender)  for such increase; provided, that the Borrower shall not be required to compensate any Lender pursuant to this subsection 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender notifies the Borrower, in writing of the amounts and of such Lender’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c)           Notwithstanding anything to the contrary herein, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in a Requirement of Law under subsection (a) above and/or a change in a Capital Adequacy Regulation under subsection (b) above, as applicable, regardless of the date enacted, adopted or issued.

10.4.           Funding Losses.  The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a)           the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b)           the failure of the Borrower to continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Conversion/Continuation;

(c)           the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 1.6;

(d)           the prepayment (including pursuant to Section 1.7) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e)           the conversion pursuant to Section 1.5 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained; provided that, with respect to the expenses described in clauses (d) and (e) above, such Lender shall have notified Agent of any such expense within two (2) Business Days of the date on which such expense was incurred.  Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 10.4 and under subsection 10.3(a): each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

10.5.           Inability to Determine Rates.  If Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to subsection 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Agent will forthwith give notice of such determination to the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Agent revokes such notice in writing.  Upon receipt of such notice, the Borrower may revoke any Notice of Conversion/Continuation then submitted by it.  If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.

10.6.           Reserves on LIBOR Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to Agent) of such additional interest from the Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

10.7.           Certificates of Lenders.  Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

ARTICLE XI

DEFINITIONS

11.1.           Defined Terms.  The following terms are defined in the Sections or subsections referenced opposite such terms:

“Affected Lender”	9.22
“Aggregate Excess Funding Amount”	1.10(c)
“Borrower”	Preamble
“Borrower Materials”	9.10(e)
“Capital Expenditures”	Exhibit 4.2(b)
“Closing Date Acquisition”	Recitals
“EBITDA”	Exhibit 4.2(b)
“Event of Default”	7.1
“Fee Letter”	1.8(a)
“Fixed Charge Coverage Ratio”	Exhibit 4.2(b)
“Holdings”	Recitals
“Indemnified Matters”	9.6
“Indemnitee”	9.6
“Interest Expense”	Exhibit 4.2(b)
“Investments”	5.4
“Lender”	Preamble
“Leverage Ratio”	Exhibit 4.2(b)
“Maximum Lawful Rate”	1.3(d)
“MNPI”	9.10(a)
“Notice of Conversion/Continuation”	1.5(a)
“Other Taxes”	10.1(c)
“Permitted Liens”	5.1
“Register”	1.4(b)
“Restricted Payments”	5.11
“Replacement Lender”	9.22
“Sale”	9.9(b)
“Settlement Date”	1.10(a)
“Taxes”	10.1(a)
“Term Loan”	1.1
“Term Loan Commitment”	1.1
“VTA”	4.17(a)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Administrative Services Agreement” means that certain Administrative Services Agreement dated as of February 11, 2011 by and between Borrower and Lower Lakes Transportation Company.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.  Without limitation, any director, executive officer or beneficial owner of five percent (5%) or more of the Stock (either directly or through ownership of Stock Equivalents) of a Person shall for the purposes of this Agreement, be deemed to be an Affiliate of such Person.  Notwithstanding the foregoing, neither Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.

“Agent” means GE Capital in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.

“Aggregate Term Loan Commitment” means the combined Term Loan Commitments of the Lenders, which shall initially be in the amount of $31,000,000, as such amount may be reduced or increased from time to time pursuant to this Agreement.

“Applicable Margin” means (i) if a Base Rate Loan, three and three-quarters percent (3.75%) per annum and (ii) if a LIBOR Rate Loan, four and three-quarters percent (4.75%) per annum.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by Agent, substantially in the form of  Exhibit  11.1(a) or any other form approved by Agent.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Bareboat Charter Agreements” means each of the Charter Party Agreement between Borrower and Grand River Navigation Company, Inc. dated February 11, 2011 with respect to the Vessels.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of three months determined two (2) Business Days prior to such day, plus (y) the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans, in each instance, as of such day.  Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate or LIBOR for an Interest Period of three months.

“Base Rate Loan” means a Loan or portion thereof that bears interest based on the Base Rate.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

“Borrowing” means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrower on the same day by the Lenders pursuant to Article I.

“Business” means the business carried on by the Credit Parties consisting of providing bulk freight services throughout the Great Lakes.

“Business Day” means any day other than a Saturday, Sunday or other day on which federal reserve banks are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Capital Lease Obligations” means all monetary obligations of any Credit Party or any Subsidiary of any Credit Party under any Capital Leases.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Closing Date” means February 11, 2011.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Credit Party, any of their respective Subsidiaries and any other Person who has granted a Lien to Agent, in or upon which a Lien is granted or purported to be granted now or hereafter exists in favor of any Lender or Agent for the benefit of Agent,  Lenders and other Secured Parties, whether under this Agreement or under any other documents executed by any such Persons and delivered to Agent.

“Collateral Documents” means, collectively, the Guaranty and Security Agreement, the Mortgages, the Fleet Mortgage, each Control Agreement and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on Collateral or guaranteeing the payment and performance of the Obligations, and any Lender or Agent for the benefit of Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or Agent for the benefit of Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Term Loan Commitment divided by the Aggregate Term Loan Commitment; provided that after the Term Loan has been funded, Commitment Percentage shall be determined for the Term Loan by reference to the outstanding principal balance thereof as of any date of determination rather than the Commitments therefor; provided, further, that following acceleration of the Loans, such term means, as to any Lender, the percentage equivalent of the principal amount of the Loans held by such Lender, divided by the aggregate principal amount of the Loans held by all Lenders.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person:  (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (d) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement” means a tri-party deposit account, securities account or commodities account control agreement by and among the applicable Credit Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory to Agent and in any event providing to Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Conversion Date” means any date on which the Borrower converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means Holdings, the Borrower and each other Person (i) which executes a guaranty of the Obligations, (ii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iii) all of the Stock of which is pledged to Agent for the benefit of the Secured Parties.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under subsections 5.2(a), 5.2(d) and 5.2(e), and (b) the sale or transfer by the Borrower or any Subsidiary of the Borrower of any Stock or Stock Equivalent issued by any Subsidiary of the Borrower and held by such transferor Person.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Environmental Laws” means all present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and Attorneys’ Costs) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following:  (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such Property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excluded Equity Issuance” means Net Issuance Proceeds resulting from (a) the issuance of (i) Stock or Stock Equivalents by a Wholly-Owned Subsidiary of the Borrower to the Borrower or another Wholly-Owned Subsidiary of the Borrower constituting an Investment permitted hereunder, (ii) Stock or Stock Equivalents by a Wholly-Owned Subsidiary of Holdings to Holdings or another Wholly-Owned Subsidiary of Holdings constituting an Investment permitted hereunder, and (iii) Stock or Stock Equivalents by a Foreign Subsidiary of such Foreign Subsidiary to qualify directors where required pursuant to a Requirement of Law or to satisfy other requirements of applicable law, in each instance, with respect to the ownership of Stock of Foreign Subsidiaries, and (b) a capital contribution made by Parent to Holdings and by Holdings to the Borrower to finance a Permitted Vessel Purchase.

“Excluded Tax” means with respect to any Secured Party (a) taxes measured by net income (including branch profit taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document); (b) withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Secured Party” under this Agreement in the capacity under which such Person makes a claim under Section 10.1(b) or designates a new Lending Office, except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 9.22) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 10.1(b); (c) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by any Secured Party to deliver the documentation required to be delivered pursuant to Section 10.1(f), and (d) in the case of a Non-U.S. Lender Party, any United States federal withholding taxes imposed on amounts payable to such Non-U.S. Lender Party as a result of such Non-U.S. Lender Party’s failure to comply with FATCA to establish a complete exemption from withholding thereunder.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“FATCA” means sections 1471, 1472, 1473 and 1474 of the Code, the United States Treasury Regulations promulgated thereunder and published guidance with respect thereto.

“Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by a Credit Party or indirectly by a Credit Party.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties ending on June 30, September 30, December 31 and March 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on March 31 of each year.

“Fleet Mortgage” means the first preferred fleet mortgage, dated the date hereof, given by Borrower in favor of GE Capital on Borrower’s U.S. Flag Vessels named James L. Kuber, Lewis J. Kuber, Victory and Olive L. Moore, respectively.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines.  Flood Insurance shall be in an amount equal to the full, unpaid balance of the Loans and any prior liens on the Real Estate up to the maximum policy limits set under the National Flood Insurance Program, or as otherwise required by Agent, with deductibles not to exceed $50,000.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

“Funded Indebtedness” means, as of any date of measurement, all Indebtedness of Holdings and its Subsidiaries as of the date of measurement (other than Indebtedness of the type described in clauses (e), (g), (h), (i) and (j) (other than with respect to clause (j), guarantees of Indebtedness of others of the type not described in clauses (e), (g), (h) and (i) of the definition of Indebtedness) of the definition of Indebtedness).

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), including, without limitation, the FASB Accounting Standards Codification™, which are applicable to the circumstances as of the date of determination, subject to Section 11.3 hereof.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guaranty and Security Agreement” means that certain Guaranty and Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to Agent and the Borrower, made by the Credit Parties in favor of Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“Hazardous Materials” means any substance, material or waste that is regulated or otherwise gives rise to liability under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) (42 U.S.C. §9601 et seq. (1980)), any contaminant, pollutant, petroleum or any fraction thereof, asbestos, asbestos containing material, polychlorinated biphenyls, mold, and radioactive substances or any other substance that is toxic, ignitable, reactive, corrosive, caustic, or dangerous.

“Impacted Lender” means any Lender that fails to provide Agent, within three (3) Business Days following Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender, or any Lender that has a Person that directly or indirectly controls such Lender and such Person (a) becomes subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (b) has appointed a custodian, conservator, receiver or similar official for such Person or any substantial part of such Person’s assets, or (c) makes a general assignment for the benefit of creditors, is liquidated, or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for each of clauses (a) through (c), Agent has determined that such Lender is reasonably likely to become a Non-Funding Lender.  For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services, including earnouts (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the final scheduled installment payment date for the Term Loan, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months), the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six (6) months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans, the first day of each calendar month.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Notice of Conversion/Continuation; provided that:

(a)           if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b)           any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)           no Interest Period for the Term Loan shall extend beyond the last scheduled payment date therefor; and

(d)           no Interest Period applicable to the Term Loan or portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term Loan unless the aggregate principal amount of the Term Loan represented by Base Rate Loans or by LIBOR Rate Loans having Interest Periods that will expire on or before such date is equal to or in excess of the amount of such principal payment.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Borrower and its Subsidiaries, including, but not limited to, all merchandise, raw materials, parts, supplies, work-in-process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of the Borrower’s or such Subsidiary’s custody or possession, including inventory on the premises of others and items in transit.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and Agent.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the greater of (a) the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period, and (b) the offered rate per annum for deposits of Dollars for an Interest Period of three (3) months that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day of the applicable Interest Period.  If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Agent at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan”  means a Loan or portion thereof that bears interest based on LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

“Loan” means an extension of credit by a Lender to the Borrower pursuant to Article I, and may be a Base Rate Loan or a LIBOR Rate Loan.

“Loan Documents” means this Agreement, the Term Notes, the Fee Letter, the Collateral Documents, and all documents delivered to Agent and/or any Lender in connection with any of the foregoing.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U  or X of the Federal Reserve Board.

“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties, condition (financial or otherwise) or prospects of any Credit Party or the Credit Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party, any Subsidiary of any Credit Party or any other Person (other than Agent or Lenders) to perform in any material respect its obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to Agent for the benefit of the Secured Parties under any of the Collateral Documents.

“Material Contracts” means, collectively, each written agreement, arrangement or understanding entered into by a Credit Party which (a) if not complied with or expires, could reasonably be expected to have a Material Adverse Effect; (b) provides for a binding obligation from a Credit Party to make annual expenditures of an amount greater than $500,000 or a binding obligation from the other contract party to purchase services from such Credit Party in volumes generating annual receipts to such Credit Party of an amount greater than $1,000,000, which has a term of more than one year or has a lesser term with rights of renewal that, if renewed, would result in a term of more than one year; (c) provides for the bareboat charter of a Vessel, including the Bareboat Charter Agreements or (d) provides for the management of customer contracts, including the Administrative Services Agreement.

“Material Environmental Liabilities” means Environmental Liabilities exceeding $250,000 in the aggregate.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt  or other document creating a Lien on Real Estate or any interest in Real Estate.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program.

“Net Issuance Proceeds” means, in respect of any issuance of debt or equity, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of  underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of Borrower.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition and insurance proceeds and condemnation and similar awards received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to Borrower or any Affiliate of Borrower, (ii) sale, use or other transaction taxes paid or payable as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Agent has not received a revocation in writing), to Borrower, Agent or any Lender or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents or one or more other syndicated credit facilities, (c) failed to fund, and not cured, loans, participations, advances, or reimbursement obligations under one or more other syndicated credit facilities, unless subject to a good faith dispute, or (d) any Lender that has (i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for clause (d), and Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.

“Non-U.S. Lender Party” means each of Agent, each Lender, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, Agent, or any other Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Parent” means Rand Logistics, Inc., a Delaware corporation.

“Parent Guaranty” means that certain Guaranty dated as of February 11, 2011 by Parent in favor of the Sellers.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Refinancing” means Indebtedness constituting a refinancing or extension of Indebtedness permitted under subsection 5.5(c) or 5.5(d) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (f) is otherwise on terms no less favorable to the Credit Parties, taken as a whole, than those of the Indebtedness being refinanced or extended.

“Permitted Vessel Purchase”  means the purchase of one or more vessels by the Borrower in accordance with Section 5.21 hereof.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Pledged Collateral” has the meaning specified in the Guaranty and Security Agreement and shall include any other Collateral required to be delivered to Agent pursuant to the terms of any Collateral Document.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Purchase Agreement” means certain Asset Purchase Agreement dated as of February 11, 2011 by and among Holdings, Borrower and the Sellers.

“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.

“Related Agreements” means the Purchase Agreement, the Seller Note, the Parent Guaranty, the Bareboat Charter Agreements, the Administrative Services Agreement, the Sub-Contracting Agreements and all other agreements or instruments entered into in connection with the Closing Date Acquisition.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Related Transactions” means the transactions contemplated by the Related Agreements.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means at any time Lenders then holding at least sixty-six and two-thirds percent (66-2/3%) of the aggregate unpaid principal balance of the Term Loan then outstanding.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means the chief executive officer or the president of the Borrower or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Borrower or any other officer having substantially the same authority and responsibility.

“Secured Party” means Agent, each Lender, each other Indemnitee and each other holder of any Obligation of a Credit Party.

“Seller Note” means that certain promissory note dated as of February 11, 2011 issued by Holdings in favor of the Sellers in connection with the Purchase Agreement in an aggregate principal amount not to exceed $1,500,000.

“Sellers” means collectively, Reserve Holdings, LLC and Buckeye Holdings, LLC.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Sub-Contracting Agreements” means those certain Sub-Contracting Agreements dated as of February 11, 2011 between KK Integrated Shipping, LLC and Borrower with respect to each VTA.

“Subordinated Indebtedness” means the Indebtedness evidenced by the Seller Note and any other Indebtedness of any Credit Party or any Subsidiary of any Credit Party which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, reasonably satisfactory to Agent.

“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting Stock, is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

“Tax Affiliate” means, (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is required to file tax returns on a consolidated, combined, unitary or similar group basis.

“Term Note” means a promissory note of the Borrower payable to a Lender, in substantially the form of Exhibit 11.1(b) hereto, evidencing the Indebtedness of the Borrower to such Lender resulting from the Term Loan made to the Borrower by such Lender or its predecessor(s).

“Termination Date” means February 11, 2014.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“U.S. Lender Party” means each of Agent, each Lender, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

“Vessels” means, collectively, (i) the barge James L. Kuber, a documented vessel of the United States bearing U.S. Official Number 265360, (ii) the barge Lewis J. Kuber, a documented vessel of the United States bearing U.S. Official Number 264391, (iii) the tug Victory, a documented vessel of the United States bearing U.S. Official Number 637185 and (iv) the tug Olive L. Moore, a documented vessel of the United States bearing U.S. Official Number 227740, together with any other vessels purchased by the Borrower in a Permitted Vessel Purchase or otherwise with the consent of the Agent and the Required Lenders.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the Stock and Stock Equivalents, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.

11.2.           Other Interpretive Provisions.

(a)           Defined Terms.  Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.  The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms.  Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b)           The Agreement.  The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c)           Certain Common Terms.  The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.  The term “including” is not limiting and means “including without limitation.”

(d)           Performance; Time.  Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”  If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e)           Contracts.  Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f)           Laws.  References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

11.3.           Accounting Terms and Principles.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.  No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Holdings shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Borrower, Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.”  A breach of a financial covenant contained in Article VI shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Agent.

11.4.           Payments.  Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party.  Any such determination or redetermination by Agent shall be conclusive and binding for all purposes, absent manifest error.  No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted.  Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

BLACK CREEK SHIPPING COMPANY, INC.

By: /s/ Joseph W. McHugh, Jr.
Name: Joseph W. McHugh, Jr.
Title: Vice President and Chief Financial Officer

FEIN:  27-4815474

Address for notices:

c/o Grand River Navigation Company, Inc.
515 Moore Road, Suite 2
Avon Lake, OH  44012
Attn: Joseph W. McHugh, Jr., Chief Financial Officer
Facsimile:  (440) 930-2099

with a copy to:

c/o Rand Logistics, Inc.
500 Fifth Avenue, 50th Floor
New York, New York  10110
Attn: Joseph W. McHugh, Jr., Chief Financial Officer
Facsimile:  (212) 644-6262

Address for wire transfers:

JP Morgan Chase Bank, N.A.
New York, New York  10004
ABA No.: 021000021
Account No.:936295625
Swift Code CHASUS33
Ref: Black Creek Shipping Company, Inc.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BLACK CREEK SHIPPING HOLDING COMPANY, INC.

By: /s/ Joseph W. McHugh, Jr.
Name: Joseph W. McHugh, Jr.
Title: Vice President

FEIN:  27-4815313

Address for notices:

c/o Rand Logistics, Inc.
500 Fifth Avenue, 50th Floor
New York, New York  10110
Attn: Joseph W. McHugh, Jr., Chief Financial Officer
Facsimile:  (212) 644-6262

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent and as a Lender

By: /s/ Joseph Tunney
Name: Joseph Tunney
Title:  Its Duly Authorized Signatory

Address for Notices :

General Electric Capital Corporation
201 Merritt 7
Norwalk, CT  06851
Attn:  Joseph Tunney
Facsimile: (513) 770-5460

With a copy to:

General Electric Capital Corporation
Corporate Finance:
10 Riverview Drive
Danbury, CT  06810
Attn: Jill Zellmer
Facsimile: (203) 749-4562

and

General Electric Capital Corporation
Corporate Finance:
201 Merritt 7
Norwalk, CT  06851
Attn:  Ted Francis
Facsimile: (513) 770-5460

Address for payments:

Corporate Finance:

ABA No. 021-001-033
Account Number 50279513
Deutsche Bank Trust Company Americas
60 Wall Street, 6th Floor
New York, New York 10005
Account Name:  GECC CFS CIF COLLECTION
Reference:  CFK1545/Black Creek Shipping Company, Inc.

Schedule 1.1

Term Loan Commitment

Term Loan Commitment

General Electric Capital Corporation                    $31,000,000

EXHIBIT 4.2(b)
COMPLIANCE CERTIFICATE

Black Creek Shipping Company, Inc.

Date: _______________, 201_

This Compliance Certificate (this “Certificate”) is given by Black Creek Shipping Company, Inc., a Delaware corporation  (“Borrower”), pursuant to subsection 4.2(b) of that certain Credit Agreement dated as of February 11, 2011 among the Borrower, the other Credit Parties party thereto, General Electric Capital Corporation, as administrative agent (in such capacity, “Agent”), and as a Lender, and the additional Lenders party thereto (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The officer executing this Certificate is a Responsible Officer of the Borrower and as such is duly authorized to execute and deliver this Certificate on behalf of the Borrower.  By executing this Certificate, such officer hereby certifies to Agent and the Lenders, on behalf of the Borrower, that:

(a)           the financial statements delivered with this Certificate in accordance with subsection 4.1(a) and/or 4.1(b) of the Credit Agreement are correct and complete and fairly present, in all material respects, in accordance with GAAP the financial position and the results of operations of Holdings and its Subsidiaries as of the dates of and for the periods covered by such financial statements (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnote disclosure);

(b)           to the best of such officer’s knowledge, each Credit Party and each of their Subsidiaries, during the period covered by such financial statements, has observed and performed all of their respective covenants and other agreements in the Credit Agreement and the other Loan Documents to be observed or performed by them, and such officer does not have knowledge of any Default or Event of Default [except as specified on the written attachment hereto];

(c)           Exhibit A hereto is a correct calculation of each of the financial covenants contained in Article VI of the Credit Agreement [[only required to be provided with respect to Certificates delivered for the last fiscal month of each Fiscal Quarter]];

(d)           at all times during the Fiscal Quarter ending as of the date set forth above, the Borrower has been a “citizen of the United States” under Sections 2(a) and 2(c) of the Shipping Act, 1916, as amended, and has been qualified to own and operate a vessel in the coastwise trade of the United States.  Attached hereto is a copy of the DTC SEG-100 report of the Parent as of a recent date; and

(e)           since the Closing Date and except as disclosed in prior Certificates delivered to Agent, no Credit Party and no Subsidiary of any Credit Party has:

(i)           changed its legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure or formed or acquired any Subsidiary except as follows: ____________________________________;

(ii)           acquired the assets of, or merged or consolidated with or into, any Person, except as follows: _________________________________________________; or

(iii)           changed its address or otherwise relocated, acquired fee simple title to any real property or entered into any real property leases, except as follows: ____________________ _______________________________.

IN WITNESS WHEREOF, Borrower has caused this Certificate to be executed by one of its Responsible Officers this _____ day of _______________, 201_.

BLACK CREEK SHIPPING COMPANY, INC.

By: ________________________________
Its:_________________________________

Note:  Unless otherwise specified, all financial covenants are calculated for Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP and all calculations are without duplication.

EXHIBIT A TO EXHIBIT 4.2(b)
COMPLIANCE CERTIFICATE

Covenant 6.1 Leverage Ratio

Leverage Ratio is defined as follows: Specified Indebtedness:

1. Indebtedness of the Borrower	$___________
2. Principal amount of Seller Note	$___________
3. Remaining portion of deferred purchase price payments to be paid to Sellers under the Purchase Agreement	$___________
Indebtedness ((1) minus (2) and (3))	$___________

EBITDA for the twelve month period ending on the date of measurement (per Exhibit B)	$___________

Leverage Ratio (Indebtedness (from above) divided by EBITDA)	____________

Maximum Leverage Ratio	____________

In Compliance	Yes/No

Covenant 6.2 Fixed Charge Coverage Ratio1

Fixed Charge Coverage Ratio is defined as follows:

Cash Flow:	$___________

1. EBITDA for the twelve month period ending on the date of measurement (per Exhibit B)

2. Capital Expenditures for the twelve month period ending on the date of measurement (per Exhibit B)

3. Amount of (1) less (2)

Fixed Charges during such period:

Interest Expense2	$___________

Plus:Scheduled principal payments of Indebtedness3	____________

Deferred purchase price payments paid in cash to Sellers as described in Section 5.11(b)	____________

Payments in respect of the Seller Note paid in cash as described in Section 5.11(c)	____________

Taxes on or measured by income paid or payable in cash, plus, without duplication, Restricted Payments described in Section 5.11(a) of the Credit Agreement	____________

Dividends paid in cash as described in Section 5.11(d)	____________

Fixed Charges	$___________

Fixed Charge Coverage (Cash Flow divided by Fixed Charges)	____________

Required Fixed Charge Coverage	1.20: 1.00

In Compliance	Yes/No

1 For purposes of calculating the Fixed Charge Coverage Ratio (a) for the calculations made as of the measurement period ending on June 30, 2011, such calculations shall be deemed to be the actual amount thereof for the Fiscal Quarter ending June 30, 2011, (b) for the calculations made as of the measurement period ending on September 30, 2011, such calculations shall be deemed to be the actual amount thereof for the two consecutive Fiscal Quarters ending on September 30, 2011, and (c) for the calculations made as of the measurement period ending on December 31, 2011, such calculations shall be deemed to be the actual amount thereof for the three consecutive Fiscal Quarters ending on December 31, 2011.

2  Interest Expense shall mean gross interest expense for the applicable period paid or required to be paid in cash (including all commissions, discounts, fees and other charges in connection with letters of credit and similar instruments) for Holdings and its Subsidiaries on a consolidated basis.

3 Scheduled principal payments of the Term Loan shall be deemed to be $516,667 for each Fiscal Quarter.  Scheduled principal payments of all other Indebtedness (other than the Term Loan) shall be calculated using the actual amounts paid in respect thereof during each measurement period.

Covenant 6.3 Ratio of Appraised Value to Term Loan Outstandings

Ratio of Appraised Value to Term Loan Outstandings is defined as follows:

(1) Aggregate appraised orderly liquidation value of the Vessels as of the end of the Fiscal Year	$___________

(2) Aggregate principal amount outstanding of the Term Loans as of the end of the Fiscal Year	$___________

(3) Amount available to be drawn of any letter of credit delivered pursuant to Section 4.17	$___________

(4) Amount of (2) less (3)	$___________

Ratio of Appraised Value to Term Loan Outstandings ((1) divided by (4))	____________

Minimum Ratio of Appraised Value to Term Loan Outstandings	1.25 to 1.00

In Compliance	Yes/No

EXHIBIT B TO EXHIBIT 4.2(b)
COMPLIANCE CERTIFICATE

EBITDA is defined as follows:

Net income (or loss) for the applicable period of measurement of Holdings and its Subsidiaries on a consolidated basis determined in accordance with GAAP, but excluding: (a) the income (or loss) of any Person which is not a Subsidiary of the Borrower, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries in cash by such Person during such period so long as the payment of dividends or similar distributions by that Person was not at the time prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person; (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries; (c) gains or losses from the sale, exchange, transfer or other disposition of Property or assets not in the Ordinary Course of Business of the Borrower and its Subsidiaries, and related tax effects in accordance with GAAP; and (d) any other extraordinary gains or losses of the Borrower or its Subsidiaries, and related tax effects in accordance with GAAP		$__________

Plus:	All amounts deducted in calculating net income (or loss) for depreciation or amortization for such period	___________

	Interest expense (less interest income) deducted in calculating net income (or loss) for such period	___________

	All taxes on or measured by income to the extent deducted in calculating net income (or loss) for such period	___________

All non-cash losses or expenses (or minus non-cash income or gain) included or deducted in calculating net income (or loss) for such period including, without limitation, any non-cash loss or expense (or income or gain) due to the application of FASB ASC 815-10 regarding hedging activity, FASB ASC 350 regarding impairment of good will, FASB ASC 480-10 regarding accounting for financial instruments with debt and equity characteristics, non-cash foreign currency exchange losses (or minus gains)  and non-cash expenses deducted as a result of any grant of Stock or Stock Equivalents to employees, officers or directors, but excluding any non-cash loss or expense (a) that is an accrual of a reserve for a cash expenditure or payment to be made, or anticipated to be made, in a future period or (b) relating to a write-down, write off or reserve with respect to Accounts
___________

Fees and expenses incurred in connection with the negotiation, execution and delivery on the Closing Date of the Loan Documents and Related Agreements and consummation on the Closing Date of the Related Transactions, to the extent (i) deducted in the calculation of net income (or loss) for such period, (ii) such fees and expenses do not exceed $400,000 in the aggregate for all fees and expenses and (iii) disclosed to Agent
___________

Fees and expenses paid to Agent and/or Lenders in connection with the Loan Documents, including any amendments or modifications thereto or restatements thereof, to the extent deducted in calculating net income (or loss) for such period
___________

EBITDA	$__________

Capital Expenditures are defined as follows: The aggregate of all expenditures and obligations which should be capitalized under GAAP, which shall include without limitation, all dry dock expenses		$__________

Less:	Net Proceeds from Dispositions and/or Events of Loss which Borrower is permitted to reinvest pursuant to subsection 1.7(b) and which are included above	___________

	To the extent included above, expenditures financed with cash proceeds from Excluded Equity Issuances	___________

To the extent included above, all insurance proceeds and condemnation awards received on account of any Event of Loss to the extent any such amounts are actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking in connection with such Event of Loss
___________

Capital Expenditures		___________